UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Arena Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARENA PHARMACEUTICALS, INC.

April 28, 2016
Dear Arena Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation. The Annual Meeting will be held on Monday, June 13, 2016, at 9:00 a.m. (Pacific Time), at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121. A map and directions are under the “contact us” section of our website at www.arenapharm.com.
The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Stockholders and related proxy statement for the Annual Meeting. There will also be a report on our business operations, and we will provide time for business-related questions and comments. For further information about the Annual Meeting, please call 858.453.7200 and ask for Investor Relations.
In the second half of 2015, we made changes to our business structure, management and operations that were part of our continuing aim to focus our efforts in a cost-effective and productive manner. We believe that these and our further changes will provide a solid foundation as we execute on our plan to discover, develop and commercialize drugs to address unmet medical needs, with an emphasis on increasing stockholder value.
On behalf of Arena’s employees and Board of Directors, I would like to express our appreciation for your support and continued interest in Arena.
Sincerely,
Harry F. Hixson, Jr., Ph.D.
Interim Chief Executive Officer and Director

6154 Nancy Ridge Drive, San Diego, CA 92121

Notice of Annual Meeting of Stockholders
To be held on June 13, 2016
ARENA PHARMACEUTICALS, INC.
6154 Nancy Ridge Drive
San Diego, CA 92121
April 28, 2016
To the Stockholders of Arena Pharmaceuticals, Inc.:
The Annual Meeting of Stockholders of Arena Pharmaceuticals, Inc., a Delaware corporation, will be held on Monday, June 13, 2016, at 9:00 a.m. (Pacific Time), at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121, for the following purposes, which are more fully described in the proxy statement accompanying this notice:

1
To elect the eight nominees for director named herein to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;
3	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2016; and
4	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. On or about April 28, 2016, we mailed certain of our stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our 2016 proxy statement and annual report and vote online. In addition, on or about April 28, 2016, we sent a printed copy of our proxy materials to our stockholders of record as of April 15, 2016. Our proxy statement and annual report are available on the home page of our website at www.arenapharm.com.
Only stockholders of record at the close of business on April 15, 2016, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
Whether or not you expect to attend in person, we urge you to submit your proxy on the Internet or by telephone or, if applicable, complete, sign, date and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly submitting your vote will save us the expense and extra work of additional solicitation. If you received a printed copy of these materials by mail, you may return your proxy card in the enclosed envelope, which does not require postage if mailed in the United States. You may also vote on the Internet or by telephone pursuant to the instructions that accompanied your proxy card or were included in the Internet Notice. Sending in your proxy card or voting on the Internet or by telephone will not prevent you from voting at the Annual Meeting if you desire to do so, as your proxy may be cancelled at your option. Please note, however, that if your shares are held of record by a bank, broker or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
By Order of our Board of Directors
Steven W. Spector
Executive Vice President, General Counsel and
Secretary

i

Arena Pharmaceuticals®, Arena® and our corporate logo are registered service marks of Arena. BELVIQ® and BELVIQ XR® are registered trademarks of Arena Pharmaceuticals GmbH.
In this proxy statement, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., unless the context otherwise provides. “APD” is an abbreviation for Arena Pharmaceuticals Development.

ii

ARENA PHARMACEUTICALS, INC.
6154 Nancy Ridge Drive
San Diego, CA 92121
PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
To Be Held on Monday, June 13, 2016, at 9:00 a.m. (Pacific Time)
GENERAL INFORMATION
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 13, 2016
We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules of the Securities and Exchange Commission, or SEC. On or about April 28, 2016, we mailed certain of our stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our 2016 proxy statement and annual report and vote online. In addition, on or about April 28, 2016, we sent a printed copy of our proxy materials to our stockholders of record as of April 15, 2016, or Record Date. Our proxy statement and annual report are available on the home page of our website at www.arenapharm.com.
Information Concerning Solicitation and Voting

1.	Why am I receiving these materials?
We have provided you these proxy materials because our Board of Directors is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders, or 2016 Annual Meeting, which is to be held on Monday, June 13, 2016, at 9:00 a.m. (Pacific Time), or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement. You are invited to attend our 2016 Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.
If you have received a printed copy of these materials by mail, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy on the Internet or by telephone. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may submit your proxy on the Internet or by telephone, as described below.

2.	Why did I receive a Notice Regarding the Availability of Proxy Materials?
In accordance with rules and regulations adopted by the SEC, we make our proxy materials available to our stockholders on the Internet. We are sending certain of our stockholders an Internet Notice. If you received the Internet Notice, such notice will instruct you how you may access and review all of the important information contained in the proxy materials. The Internet Notice also instructs you how you may submit your proxy on the Internet. If you would like to receive a printed copy of the proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Internet Notice.

3.	How can I attend our 2016 Annual Meeting?
Our 2016 Annual Meeting will be held on Monday, June 13, 2016, at 9:00 a.m. (Pacific Time) at our offices located at 6154 Nancy Ridge Drive, San Diego, California 92121. Directions to our 2016 Annual Meeting may be found at www.arenapharm.com, where you will find a map and directions under “contact us.” For further information about our 2016 Annual Meeting, please call 858.453.7200 and ask for Investor Relations. Information on how to vote in person at our 2016 Annual Meeting is described below.
Backpacks, packages, suitcases, briefcases, bags, personal communication devices (e.g., cell phones, smartphones and tablets), cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to a security inspection.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	1

4.	Who can vote at our 2016 Annual Meeting?
Each person who owns or has the right to vote shares of our common stock as of the Record Date has the right to vote at our 2016 Annual Meeting. As of the Record Date, there were 243,044,672 shares of our common stock outstanding, and each of such shares is entitled to one vote.
 Stockholder of Record: Shares Registered in Your Name.
If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by proxy or vote in person at our 2016 Annual Meeting. Whether or not you plan to attend our 2016 Annual Meeting, we urge you to vote by proxy on the Internet or by telephone as instructed below or to complete, sign, date and return a proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.
If on the Record Date your shares of common stock were held in an account by a bank, broker or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials or the Internet Notice are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at our 2016 Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent on how to vote the shares in your account. You are also invited to attend our 2016 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at our 2016 Annual Meeting unless you obtain a legal proxy from your bank, broker or other agent.

5.	What is a proxy?
If you vote on the Internet or by telephone or return a signed and dated proxy card, you will be appointing Harry F. Hixson, Jr., Ph.D., a member of our Board of Directors and currently serving as our interim Chief Executive Officer, and Steven W. Spector, our Executive Vice President, General Counsel and Secretary, as your representatives at our 2016 Annual Meeting and authorizing them, or each of them, to vote your shares at the meeting as indicated by you. This way, you can vote your shares whether or not you attend the meeting.

6.	What am I voting on?
We are asking you to vote on the following proposals:

1.
Election of the eight nominees for director named herein to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2.	Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with rules of the SEC;
3.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2016; and
4.	Such other proposals as may properly come before the meeting or any adjournment or postponement thereof.

7.	What if another matter is properly brought before our 2016 Annual Meeting?
Our Board of Directors knows of no other matters that will be presented for consideration at our 2016 Annual Meeting. If any other matters are properly brought before our 2016 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

8.	What if I return a proxy card or otherwise vote but do not make specific choices?
If you vote on the Internet or by telephone or mark your voting instructions on the proxy card, your shares will be voted as you instruct, or in the best judgment of Dr. Hixson or Mr. Spector if a new proposal comes up for a vote at our 2016 Annual Meeting.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as follows: “FOR” the eight named nominees as directors; “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016; and according to the best judgment of Dr. Hixson or Mr. Spector if a proposal that is not on the proxy card comes up for a vote at our 2016 Annual Meeting.

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9.	How do I vote?
Stockholder of Record: Shares Registered in Your Name.
BY INTERNET: Please follow the vote by Internet instructions that are on your proxy card. If you vote by Internet, you do not have to mail in your proxy card. Your vote must be received by 11:00 p.m. (Pacific Time) on June 12, 2016, to be counted.
BY TELEPHONE: Please follow the vote by telephone instructions that are on your proxy card. If you vote by telephone, you do not have to mail in your proxy card. Your vote must be received by 11:00 p.m. (Pacific Time) on June 12, 2016, to be counted.
BY MAIL: If you have received a printed copy of these materials by mail, you may complete, sign and date your proxy card and mail it in the enclosed pre-addressed envelope, which does not require postage if mailed in the United States. Your vote must be received by 11:00 p.m. (Pacific Time) on June 12, 2016, to be counted.
IN PERSON: We will pass out written ballots to anyone who wants to vote in person at our 2016 Annual Meeting. However, if you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other agent to vote at our 2016 Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.
If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should have received the Internet Notice (or a proxy card and voting instructions with these proxy materials) from that organization rather than from us. Simply follow the instructions you received from that organization to vote on the Internet or, if you received a proxy card by mail, complete, sign and return the proxy card to ensure that your vote is counted. Please contact that organization if you did not receive the Internet Notice or such materials, as applicable.
To vote in person at our 2016 Annual Meeting, you must obtain a legal proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with the Internet Notice or these proxy materials, or contact such agent to obtain a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

10.	What does it mean if I receive more than one Internet Notice or proxy card?
It likely means that you hold our shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please follow the voting instructions included in each Internet Notice and proxy card you receive to ensure that all of your shares are voted.

11.	Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name.
If you are a stockholder of record, you can revoke your proxy and change your vote at any time before the polls close at our 2016 Annual Meeting by: (i) voting on the Internet or by telephone by 11:00 p.m. (Pacific Time) on June 12, 2016 (your latest Internet or telephone vote is counted), (ii) signing a proxy card with a later date and returning it before the polls close at our 2016 Annual Meeting, (iii) returning a written notice before the polls close at our 2016 Annual Meeting that you are revoking your proxy, or (iv) voting at the meeting. Please note, however, that simply attending our 2016 Annual Meeting will not, by itself, revoke your proxy.
Beneficial Owner: Shares Registered in the Name of a Bank, Broker or Other Agent.
If you are a beneficial owner of shares registered in the name of a bank, broker or other agent, you should follow their instructions on how to change your vote. Please contact your bank, broker or other agent if you did not receive such instructions.

12.	How many shares must be present to hold our 2016 Annual Meeting?
To hold our 2016 Annual Meeting and conduct business, the holders of a majority of our outstanding common stock as of the Record Date must be present, either in person or represented by proxy, at our 2016 Annual Meeting. This is called a quorum.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	3

A stockholder’s shares are counted towards a quorum if the stockholder either:

•	is present at the meeting, or

•	has properly submitted a proxy (including voting on the Internet or by telephone).
Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum at our 2016 Annual Meeting.

13.	What are broker non-votes?
Broker non-votes occur when a broker who holds shares for a stockholder in street name submits a proxy for those shares but does not vote. In general, this occurs when the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting authority under the rules of the New York Stock Exchange, or NYSE, or otherwise to vote the shares for a particular proposal. The bank, broker or other agent can register your shares as being present at a meeting for purposes of determining the presence of a quorum, but will not be able to vote on those items for which specific authorization is required under the rules of the NYSE.

14.	When do brokers have discretionary voting authority to vote my shares without my instruction?
If you are a beneficial owner whose shares are held of record by a bank, broker or other agent, such entity has discretionary voting authority, under the rules of the NYSE, to vote your shares on certain routine matters for which it does not receive voting instructions from you by the 10th day before the meeting. For example, such entity has discretionary voting authority with regard to the ratification of the appointment of KPMG LLP (Proposal 3).
The election of directors (Proposal 1) and the say-on-pay vote (Proposal 2) are not considered routine.
When a proposal is not a routine matter and the entity holding the shares has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the entity cannot vote the shares on that proposal. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.

15.	How many votes must the nominees receive to be elected as directors?
Directors are elected by a plurality of votes of common stock present, either in person or represented by proxy, at our 2016 Annual Meeting and entitled to vote. This means that the eight nominees receiving the highest number of votes “FOR” election will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome.

16.	How many votes must be received to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules?
A majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” approval. Abstentions and broker non-votes will have no effect.

17.	How many votes must be received to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016?
A majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” ratification. Abstentions and broker non-votes will have no effect.

18.	How are votes counted?
Votes will be counted by the inspector or inspectors of election appointed for our 2016 Annual Meeting, who will separately count, for the proposal to elect directors, votes “FOR” and “WITHHOLD” and broker non-votes; and, with respect to other proposals, votes “FOR” and “AGAINST,” proxies marked to “ABSTAIN” from voting, and broker non-votes. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total for any proposal, but will be counted as present for the purposes of determining the presence of a quorum at our 2016 Annual Meeting.
Our transfer agent, Computershare, will tabulate and certify the voting results.

19.	Who will bear the cost of soliciting votes for our 2016 Annual Meeting?
We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Original solicitation of proxies by mail may be supplemented by other mailings, telephone calls, personal solicitation, or use of

4	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

the Internet by our directors, officers, other employees or, if we choose to engage one, an independent proxy solicitation firm. No additional compensation will be paid to our directors, officers or other employees for such services, and in the event we engage such a proxy solicitation firm, the fees paid by us would not likely exceed $20,000.

20.	How can I find out the results of the voting at our 2016 Annual Meeting?
Preliminary voting results will be announced at our 2016 Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after our 2016 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after our 2016 Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

21.	How can I obtain the company’s corporate governance information?
We have included various corporate governance materials under the “Investors” tab of our website, www.arenapharm.com. Included in such information are the charters of the following standing committees of our Board of Directors: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Science Committee. Also included under that tab are our Board of Directors’ Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	5

ELECTION OF DIRECTORS (PROPOSAL 1)
Nominees and Election Process
The persons named in the table below are nominees for director at our 2016 Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal. Our Bylaws provide that the authorized number of directors shall be determined by a resolution of our Board of Directors.
All of the nominees for director at our 2016 Annual Meeting were elected at our 2015 Annual Meeting of Stockholders and were recommended by the Corporate Governance and Nominating Committee for election to our Board of Directors at our 2016 Annual Meeting. Directors are elected by a plurality of votes of common stock present, either in person or represented by proxy, at the annual meeting and entitled to vote. Unless otherwise instructed to withhold a vote for a particular nominee or all of the nominees, the proxy holders will vote the proxies received by them for the nominees named below. In the event that any of these nominees is unavailable to serve as a director at the time of our 2016 Annual Meeting, the proxies will be voted for any substitute nominee who shall be designated by our Board of Directors, unless our Board reduces the number of directors. We have no reason to believe that any nominee will be unavailable to serve.
Following is information, as of March 31, 2016, regarding the nominees for director at our 2016 Annual Meeting. Such information includes biographical and other information about the nominees, including information concerning the specific experience, qualifications, attributes or skills that led our Board of Directors and the Corporate Governance and Nominating Committee to conclude that the nominees should serve as our directors.

Name	Positions and Offices Held	Year First Elected or Appointed Director	Age
Harry F. Hixson, Jr., Ph.D.	Director, interim Chief Executive Officer and principal financial officer	2004	77
Dominic P. Behan, Ph.D., D.Sc.	Director, Executive Vice President and Chief Scientific Officer	2000	52
Donald D. Belcher	Director	2003	77
Scott H. Bice, J.D.	Director	2003	73
Tina S. Nova, Ph.D.	Director (serving as Lead Independent Director)	2004	62
Phillip M. Schneider	Director	2007	59
Christine A. White, M.D.	Director	2006	64
Randall E. Woods	Director	2007	64
Business Experience of Nominees
Harry F. Hixson, Jr., Ph.D., has served as a member of our Board of Directors since September 2004 and as our interim Chief Executive Officer and principal financial officer since October 2015. Dr. Hixson served as the Chairman of the board of directors of Sequenom, Inc., a genomics company, from January 2003 to March 2015, and as its Chief Executive Officer from September 2009 to June 2014. Dr. Hixson served as Chief Executive Officer of BrainCells Inc., a drug discovery and development company, from 2004 to 2005; as Chief Executive Officer of Elitra Pharmaceuticals Inc., a biopharmaceutical company, from 1998 to 2003; and in various management positions with Amgen Inc., a biopharmaceutical company, from 1985 to 1991, most recently as President and Chief Operating Officer. Within the past five years, Dr. Hixson also served as a member of the board of directors of NovaBay Pharmaceuticals, Inc., a biopharmaceutical company, and Infinity Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Hixson holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from the University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.
We believe that Dr. Hixson’s extensive leadership, business and scientific expertise, including his background in the development and commercialization of biopharmaceuticals in the United States and internationally, his senior management experience, including as President and Chief Operating Officer of a pioneering company in the biopharmaceutical industry, and his service on other boards give him the qualifications, attributes and skills to serve as one of our directors.
Dominic P. Behan, Ph.D., D.Sc., is a co-founder of Arena and has served as a member of our Board of Directors since April 2000 and as our Executive Vice President and Chief Scientific Officer since February 2012, and previously served as our Senior Vice President and Chief Scientific Officer from June 2004 to February 2012 and as our Vice President, Research from April 1997 to June 2004. Dr. Behan directed various research programs at Neurocrine Biosciences, Inc., a biopharmaceutical

6	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

company, from 1993 to 1997, and was engaged in research at the Salk Institute, a non-profit research organization, from 1990 to 1993. Dr. Behan holds a B.Sc. in Biochemistry from Leeds University, England, and a Ph.D. in Biochemistry and a higher doctorate D.Sc. from the University of Reading, England.
We believe that Dr. Behan’s extensive scientific expertise, his role as a co-founder, Executive Vice President and Chief Scientific Officer of our company, and his leadership and scientific experience at other scientific and biopharmaceutical entities give him a deep understanding of pharmaceutical research and development and the qualifications, attributes and skills to serve as one of our directors.
Donald D. Belcher has served as a member of our Board of Directors since December 2003. Mr. Belcher served as Chairman of the board of directors of Banta Corporation, a printing and supply-chain management company, from 1995 to 2004, Chief Executive Officer from 1995 to 2002 and President from 1994 to 2001. Mr. Belcher holds a B.A. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.
We believe that Mr. Belcher’s extensive leadership, business and financial expertise, including his background as a Chairman, Chief Executive Officer and President of a large, publicly held company, and his experience in marketing, global operations, international business, and strategic planning give him the qualifications, attributes and skills to serve as one of our directors.
Scott H. Bice, J.D., has served as a member of our Board of Directors since December 2003. Mr. Bice has been the Robert C. and Nanette T. Packard Professor at the University of Southern California Law School since 2000, where he served as Dean from 1980 to 2000. Mr. Bice has experience on several corporate boards, including Imagine Films, from 1992 to 1994; Western and Residence Mutual Insurance Companies, from 1996 to 2003; and Jenny Craig, from 1996 to 2002. Mr. Bice holds a B.S. in finance and a J.D. from the University of Southern California.
We believe that Mr. Bice’s extensive legal, corporate governance, and business ethics expertise, his background as a professor and former Dean of a leading law school, and his service on other boards, including for a company involved in developing and commercializing a weight-loss program, give him an important perspective to contribute and the qualifications, attributes and skills to serve as one of our directors.
Tina S. Nova, Ph.D., has served as a member of our Board of Directors since September 2004, and as its Lead Independent Director since June 2015. Dr. Nova has served as President and Chief Executive Officer of Molecular Stethoscope, Inc., a diagnostics company, since September 2015. Dr. Nova served as Senior Vice President and General Manager of Illumina Inc.’s oncology business unit from July 2014 to August 2015. Dr. Nova was a co-founder of Genoptix, Inc., a medical laboratory diagnostics company, and served as its President from 2000 to April 2014. Dr. Nova also served as the Chief Executive Officer of Genoptix and as a member of its board of directors from 2000 until Novartis AG acquired Genoptix in March 2011. Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, and she served as its Chief Operating Officer and President from 1994 to 2000. Dr. Nova served as Chief Operating Officer of Selective Genetics, a biotechnology company, from 1992 to 1994, and in various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, from 1988 to 1992, most recently as Executive Director of New Leads Discovery. Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company. Dr. Nova serves as a member of the board of directors of Veracyte, Inc., a diagnostics company. Within the past five years, Dr. Nova also served as a member of the board of directors of Adamis Pharmaceuticals Corporation, a biopharmaceutical company, NanoString Technologies, Inc., a provider of life science tools, and Cypress Biosciences, Inc., a pharmaceutical company. Dr. Nova was the Chair of the board of directors of BIOCOM, a life science association representing member companies in Southern California, from March 2001 to March 2002. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.
We believe that Dr. Nova’s extensive leadership, business and scientific expertise, including her background of founding, financing, developing and operating companies in the healthcare industry, and her senior management experience, including as the President and Chief Executive Officer of a publicly held company in the healthcare industry, her experience in successfully developing, launching and commercializing medical products, and her service on other boards give her the qualifications, attributes and skills to serve as one of our directors.
Phillip M. Schneider has served as a member of our Board of Directors since December 2007. Mr. Schneider held various positions with IDEC Pharmaceuticals Corporation, a biopharmaceutical company, from 1987 to 2002, most recently as Senior Vice President and Chief Financial Officer. Prior to his association with IDEC, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation and was previously with KPMG LLP. Mr. Schneider serves as a member of the board of directors of Pfenex Inc., a biopharmaceutical company. Within the past five years, Mr. Schneider also served as a member of the board of directors of Auspex Pharmaceuticals, Inc., a biopharmaceutical company, and Gen-Probe Incorporated,

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	7

a medical diagnostics company. Mr. Schneider holds a B.S. in Biochemistry from the University of California, Davis and an M.B.A. from the University of Southern California.
We believe that Mr. Schneider’s extensive leadership, business, financial and accounting expertise, including his background as the Chief Financial Officer of a publicly held biopharmaceutical company during the successful development, launch and commercialization of its first product, his experience at a large financial and accounting firm, and his service on other boards in our industry give him an important financial and accounting perspective and the qualifications, attributes and skills to serve as one of our directors.
Christine A. White, M.D., has served as a member of our Board of Directors since August 2006, and served as its Lead Independent Director from November 2008 to June 2015. Dr. White served in various senior positions with Biogen Idec Inc., a biopharmaceutical company, from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs; as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego from 1994 to 1996; and on the clinical staff and in various positions in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, from 1984 to 1994, most recently as Chairman, Department of Medicine. Dr. White serves as chairman of the board of directors of MEI Pharma, Inc., an oncology company. Dr. White holds a B.A. in Biology and an M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.
We believe that Dr. White’s extensive medical, scientific and business expertise, including her background in the clinical practice of medicine, basic science and clinical research, clinical development and regulatory affairs, her experience with the successful development, launch and commercialization of medicinal products, her senior management experience at a publicly held company in our industry, and her service on other boards give her a deep understanding of pharmaceutical development and commercialization and the qualifications, attributes and skills to serve as one of our directors.
Randall E. Woods has served as a member of our Board of Directors since December 2007. Mr. Woods has served as the President and Chief Executive Officer of Sophiris Bio Inc., a urology company, since August 2012, and as a member of its board of directors since October 2012. Mr. Woods served as the President and Chief Executive Officer and a member of the board of directors of Sequel Pharmaceuticals, Inc., a pharmaceutical company, from September 2007 to June 2011; as the President and Chief Executive Officer of NovaCardia, Inc., a pharmaceutical company that was acquired by Merck & Co., Inc., from April 2004 to September 2007; as the President and Chief Executive Officer of Corvas International, Inc., a biopharmaceutical company, from 1996 to 2003; in various senior positions at Boehringer Mannheim’s US pharmaceutical operations, from 1993 to 1996, most recently as President; and before then served more than 20 years at Eli Lilly & Company in sales and marketing positions. Mr. Woods is the chairman emeritus of the advisory board of the University of California, San Diego’s Sulpizio Cardiovascular Center. Mr. Woods was the Chair of the board of directors of BIOCOM, a life science association representing member companies in Southern California, for 2009. Mr. Woods holds a B.S. in Biology and Chemistry from Ball State University and an M.B.A. from Western Michigan University.
We believe that Mr. Woods’ extensive leadership, business and financial expertise, including his background of founding, financing and developing companies in our industry, and his senior management experience, including as Chief Executive Officer and President of multiple biopharmaceutical companies, his background in sales, marketing and pharmaceutical operations, and his service on other boards give him the qualifications, attributes and skills to serve as one of our directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH NAMED NOMINEE.

Director Independence
Our common stock is listed on the NASDAQ Global Select Market, which requires that a majority of a listed company’s board of directors qualify as “independent” under the applicable NASDAQ listing standards. The board of directors must affirmatively make this determination. In addition, under our Corporate Governance Guidelines, it is our policy that at least two-thirds of the members of our Board of Directors be independent directors.
Our Board of Directors consults with its legal advisors to ensure that its independence determinations, including with respect to directors, director nominees and members of its committees, comply with all applicable securities and other laws and regulations regarding the definition of “independent,” including but not limited to those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. Consistent with these considerations, our Board of Directors has reviewed relevant transactions and relationships between each non-employee director and Arena, other non-employee directors, our senior

8	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

management and our independent auditors and has affirmatively determined that all of our non-employee directors are independent directors under the applicable NASDAQ listing standards.
Under our Corporate Governance Guidelines, directors who have been deemed “independent directors” by our Board of Directors will inform the lead independent director in writing if he or she believes there has been a change in his or her status as an independent director. The lead independent director, in turn, will advise the Corporate Governance and Nominating Committee of such potential change of status so that the committee, with the aid of the lead independent director, can determine whether the director continues to qualify as an independent director and whether to recommend to our full Board of Directors to ask for the resignation of such director.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines for the conduct and operation of our Board. The guidelines cover such topics as board composition and selection, the board’s role, the responsibilities of the lead independent director, director orientation and education, director compensation, board meetings, board committees, board access to management and use of outside advisors, succession planning, and the evaluation of the board and our Chief Executive Officer.
Board Leadership Structure; Lead Independent Director
Our Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the appropriate board leadership structure may vary as circumstances change. As such, our Board of Directors periodically reviews its leadership structure to confirm that it is an appropriate structure for our company at such time.
Our interim Chief Executive Officer is a member of our Board of Directors, but does not act as its chair. Our Board of Directors has a lead independent director who serves as the chair of Board meetings, including during executive sessions of independent directors. In addition to serving as chair, the lead independent director’s responsibilities and authority includes the following:

•	Establishing the schedule and agenda for Board meetings and approving information to be sent to our Board;

•	Presiding over any portion of Board meetings at which the performance of our Board is presented or discussed;

•	Establishing the agenda for meetings of the independent directors and presiding over such meetings;

•	Coordinating with the committee chairs, as needed, regarding meeting agendas, informational requirements and other matters, as appropriate;

•	Being available for communications with stockholders, as appropriate and in accordance with our policy on stockholder communications with our Board; and

•	Performing such other duties as our Board may establish or delegate.
The lead independent director is elected by our independent directors to serve for a minimum of one year or until replaced by the independent directors. It is generally expected that the lead independent director will serve for more than a year.
Our Board of Directors believes that this structure provides an efficient and effective leadership model for our company at this time. In considering its leadership structure, our Board of Directors has taken into account that it consists of a substantial majority of independent directors who are highly qualified and experienced, has a lead independent director with defined corporate governance responsibilities, the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are each comprised entirely of independent directors, and that it has regular interactions outside of Board and committee meetings with our management, including our interim Chief Executive Officer. Our Board of Directors believes that we have an appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.
Board’s Role in Risk Oversight
Our management has the primary responsibility for identifying and managing our business risks, including by overseeing and implementing our enterprise risk management program. Our Board of Directors actively oversees potential risks and our risk management activities, including by discussing with management our risks and the management of such risks at meetings of the Board and its committees. Our Board of Directors also makes use of the independent understanding and knowledge of many of such risks possessed by our directors. Our Board of Directors regularly reviews our corporate strategy in light of the evolving nature of such risks and makes adjustments to that strategy when appropriate. Our Board of Directors also

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regularly considers risks facing us when it approves the annual budget, plan and corporate goals and throughout the year as it monitors developments and reviews our financial and other periodic reports.
Our Board of Directors has also delegated risk oversight to each of its standing committees within their areas of responsibility. The Audit Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our internal control over financial reporting, periodic filings with the SEC, investment policy, procedures relating to the receipt and treatment of complaints, and policies and procedures designed to ensure adherence to applicable laws and regulations. The Compensation Committee assists our Board of Directors in its risk oversight function with regard to, among other things, assessing risk created by current and proposed compensation policies and practices for all of our employees. The Corporate Governance and Nominating Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our management succession plans, the agendas for our Board’s strategy sessions, and our compliance-related policies and practices that are not within the purview of the Audit Committee or are referred to the committee by our Board. The Science Committee reviews our strategies and activities for research and development, and communicates to our Board risks associated with our projects, programs and technologies.
We have assessed our compensation policies and practices on a company-wide basis to determine if such programs or practices create undesirable or unintentional risks of a material nature. Based on such assessment, we concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
Annual Performance Evaluations; Assessment of Charters; Director Education
Our Board of Directors, as well as each of its standing committees, conducts an annual self-evaluation, which includes a review of its performance and, in the case of each of the committees, an assessment of the adequacy and appropriateness of its charter. Our Board of Directors also reviews each of our directors. The Corporate Governance and Nominating Committee is responsible for overseeing this evaluation process, evaluating all standing committees and their charters and recommending to our Board of Directors any changes to our Board and the authority, charters, compositions and chairs of such committees.
Each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. At least twice per year, our Board of Directors devotes at least one hour during regularly scheduled board meetings to director training on recent developments in legal standards related to corporate governance, disclosure obligations or industry-specific issues. In addition, we may, from time to time and depending on the circumstances, pay for all or a portion of outside continuing education programs to assist our directors in maintaining such level of expertise. It is our Board of Directors’ policy for us to reimburse each director for attending one of such continuing education programs per year (and, when possible, for such cost to be shared if the director is a member of more than one board of directors).
Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and we have posted the text of the policy on our website (www.arenapharm.com) under “Investors – Corporate Governance.” To facilitate compliance with this policy, we periodically conduct a program of awareness, training and review. The Code of Business Conduct and Ethics complies with the applicable NASDAQ listing standards and SEC rules and regulations, and includes procedures for (i) the filing, receipt and treatment of complaints regarding suspected improper conduct by our employees, directors, collaborators, vendors and others associated with us and (ii) the confidential, anonymous submission by employees of concerns regarding any matter covered by the policy. In addition, we intend to promptly disclose on our website in the future (i) the date and nature of any amendment (other than technical, administrative or other non-substantive amendments) to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals that relates to one or more of the elements of the code of ethics definition enumerated in Item  406(b) of Regulation S-K, the name of such person who is granted the waiver and the date of the waiver.
Non-employee Director Meetings
Our independent directors meet in regularly scheduled executive sessions without management. These executive sessions occur in conjunction with regularly scheduled meetings of our Board of Directors and its standing committees and otherwise as needed.

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Director Meeting Attendance
Our Board of Directors held nine meetings during the fiscal year ended December 31, 2015. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board on which such director served, in each case during the periods in which he or she served. In addition to regularly scheduled meetings, the directors participate in telephone interactions and other communications with each other and certain of our officers, as well as with our independent auditors and external advisors, such as legal counsel, consultants and investment bankers.
As stated in our Corporate Governance Guidelines, our directors are encouraged to attend our annual meetings of stockholders, and all of our directors attended our 2015 Annual Meeting of Stockholders.
Term Limits
Under our Corporate Governance Guidelines, independent directors serving on our Board of Directors as of December 29, 2011, are not to serve more than a total of 16 years. Independent directors who are elected to our Board of Directors after December 29, 2011, are not to serve more than a total of 10 years; provided, however, that if our Board determines, in anticipation of the 10-year term limit of an independent director elected after December 29, 2011, that such new director should continue to serve on our Board, then the 16-year term limit shall apply.
Our Board of Directors does not believe it should further limit the number of terms for which an individual may serve as a director. Directors who have served on our Board of Directors for an extended period of time are able to provide continuity and valuable insight into our company, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. Our Board of Directors believes that, as an alternative to further limiting the number of terms, it can ensure that our Board continues to evolve and adopt new ideas and viewpoints through the director nomination process, through periodic rotation of committee assignments and through the above term limits.
Committees of the Board
The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Science Committee. Each of these committees is comprised entirely of “independent” directors under the applicable NASDAQ listing standards, with the exception that our Chief Executive Officer and Chief Scientific Officer are members of the Science Committee. The members and chairs of our Board of Directors’ committees are appointed by our Board and may change in the future. Our Board of Directors has no set policy for rotation of committee members or chairs, but it annually reviews committee composition and chair positions, seeking the appropriate blend of continuity and fresh perspectives on the committees. The authority and responsibility of each of these committees are summarized below, and more detailed descriptions of their functions are included in their written charters, which are available on our website at www.arenapharm.com.
Pursuant to their charters, each of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and Science Committee is authorized to access, at our expense, such internal and external resources as the particular committee deems necessary or appropriate to fulfill its defined responsibilities. Each committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

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Below is a chart showing the composition of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Science Committee as of March 31, 2016.
Audit Committee
The Audit Committee’s responsibilities include:

•	selecting and evaluating the performance of our independent auditors;

•	reviewing the scope of the audit to be conducted by our independent auditors, as well as the results of their audit, and approving audit and non-audit services to be provided by them;

•	reviewing and assessing our financial reporting activities and disclosure, including our financial results press releases and periodic reports, and the accounting standards and principles followed;

•	reviewing the scope, adequacy and effectiveness of our internal control over financial reporting;

•	reviewing management’s assessment of our compliance with our disclosure controls and procedures;

•	reviewing our public disclosure policies and procedures;

•	reviewing our guidelines and policies with respect to risk assessment and management, our tax strategy and our investment policy;

•	reviewing and approving related-party transactions;

•	overseeing our Code of Business Conduct and Ethics and our Policy on Filing, Receipt and Treatment of Complaints; and

•	reviewing threatened or pending litigation matters and investigating matters brought to the committee’s attention that are within the scope of its duties.
Our Board of Directors has determined that each of the Audit Committee members meets the independence and experience requirements included in the applicable NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board of Directors has also determined that each of the committee members is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.arenapharm.com. Mr. Schneider is the Chair of the Audit Committee. The Audit Committee held five meetings in 2015. The Audit Committee’s report is set forth below under “Audit Committee Report.”

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Compensation Committee
The Compensation Committee’s responsibilities include:

•	reviewing, modifying and approving our overall compensation strategy and policies;

•	assessing risk created by current and proposed compensation policies and practices for all of our employees;

•	reviewing and approving performance goals relevant to the compensation of our executive officers;

•	evaluating and recommending to our Board of Directors compensation plans and programs for us, as well as modifying or terminating existing plans and programs;

•	reviewing and approving compensation and benefits for our non-employee directors and executive officers, and making recommendations to our Board of Directors regarding these matters;

•	authorizing and approving equity grants under our equity compensation plans; and

•	overseeing preparation and review of the committee’s report and the compensation discussion and analysis included in our proxy statement.
Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.arenapharm.com. Mr. Woods is the Chair of the Compensation Committee. The Compensation Committee held eight meetings in 2015. The Compensation Committee’s report is set forth below under “Compensation Committee Report.”
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s responsibilities include:

•	recommending guidelines to our Board of Directors for our corporate governance;

•	overseeing director orientation and continuing education;

•	establishing criteria for membership on our Board of Directors;

•	identifying, evaluating, reviewing and recommending to our Board of Directors qualified director candidates;

•	reviewing and assessing the performance of our Board of Directors and its standing committees;

•	reviewing and approving a management succession plan and related procedures;

•	making recommendations to our Board of Directors regarding the appointment of officers;

•	establishing the process for receiving and considering stockholder proposals and suggestions for director nominations;

•	making recommendations regarding the agenda for our Board of Directors’ strategy discussions; and

•	overseeing compliance related policies and practices that are not within the purview of the Audit Committee or are referred by our Board of Directors.
The Corporate Governance and Nominating Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Director Recommendations,” the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders.
The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to understand basic financial statements. In considering candidates for director, the Corporate Governance and Nominating Committee will consider all relevant factors, which may include, among others, the candidate’s experience and accomplishments, the relevance of such experience to our business, the availability of the candidate to devote sufficient time and attention to our company, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. Director candidates are reviewed in the context of the then current composition of our Board of Directors, our requirements and the interests of our stockholders. In conducting this assessment, our Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our Board of Directors and our company, to maintain a balance of knowledge, experience and capability. Our Board of Directors believes that its membership should reflect diversity in a broad sense that includes such things as differences of viewpoint, background, professional experience, expertise, education, skills, specialized knowledge, and other individual qualities and attributes. In the case of incumbent directors whose terms of office are set to expire, when determining whether such directors should be

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nominated for reelection, our Board of Directors reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Board of Directors also determines whether the nominee is independent for NASDAQ purposes. The Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time.
The Corporate Governance and Nominating Committee recommended the nominations of each of the director nominees for election at our 2016 Annual Meeting.
Our Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our website at www.arenapharm.com. Mr. Bice is the Chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held eight meetings in 2015.
Science Committee
The Science Committee’s responsibilities include:

•	Communicating to our Board with regard to the scientific rationale, short- and long-term strategy, and risks associated with our significant projects, programs and technologies;

•
Providing strategic advice to our Board regarding scientific importance, scientific data, prioritizations, resource requirements and success probabilities related to current and planned research and technology initiatives and emerging science; and

•	Evaluating proposals for new projects or adoption of new technologies and advising our Board on such matters.
Our Board of Directors has adopted a written charter for the Science Committee, which is available on our website at www.arenapharm.com. Dr. Hixson is the Chair of the Science Committee. The Science Committee held one meeting in 2015.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder. To be considered by the Corporate Governance and Nominating Committee, a stockholder recommendation for director candidates for an annual meeting of stockholders must be received by the committee by December 31 of the year before such annual meeting. A stockholder who wishes to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting. Additional information regarding submitting stockholder proposals is set forth in our Bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary.
Stockholder Communications with our Board of Directors
Our Board of Directors has a formal process by which stockholders may communicate with our Board or any of our directors or officers. Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. All such communications will be compiled by our Corporate Secretary and submitted to the addressees on a periodic basis. If our Board of Directors modifies this process, we will post the revised process on our website.
Compensation Committee Interlocks and Insider Participation
Messrs. Bice and Woods and Drs. Nova and White each served on the Compensation Committee for at least part of 2015, and the committee currently consists of Messrs. Bice and Woods and Dr. White. No director serving on the Compensation Committee during any part of 2015 was, at any time during or before such fiscal year, one of our employees. None of our executive officers served during any part of 2015 as a member of the board of directors or compensation

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committee of any other entity that had one or more of its executive officers serving as members of our Board of Directors or the Compensation Committee.
Certain Relationships and Related Transactions
Except for the compensation arrangements between us and our executive officers and directors described below under “Compensation Discussion and Analysis,” since January 1, 2015, we have not been a party to any transactions involving more than $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or any immediate family member of the foregoing has a direct or indirect material interest, nor are any such transactions currently proposed.
The Audit Committee’s charter requires that it reviews and approves any related-party transactions. In considering related-party transactions, the Audit Committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-party transaction, the Audit Committee evaluates whether, in light of known circumstances, the transaction is in, or is not inconsistent with, our best interests and those of our stockholders.

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ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)
At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board of Directors has adopted a policy that is consistent with that preference. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest of professional levels and to contribute to our growth and success.
We urge stockholders to read the below “Compensation Discussion and Analysis,” as well as the related compensation tables and narrative that follow such section, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our strategic goals.
Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to Arena Pharmaceuticals, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation and Other Information
Concerning Executive Officers, Directors and Certain Stockholders
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2016, by:

•	Each person, group or entity who is the beneficial owner of 5% or more of our common stock;

•	Each director and nominee for director;

•	Our Named Executive Officers (as defined below in “Compensation Discussion and Analysis”); and

•	All directors and executive officers as a group.
Unless otherwise indicated in the footnotes below, the address for the beneficial owners listed in this table is in care of Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. This table is based on information supplied by our current and former executive officers, directors and principal stockholders and Schedules 13D, 13G and other filings made with the SEC on or before March 31, 2016. Unless otherwise indicated in the footnotes to this table

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and subject to community property laws where applicable, we believe that the stockholders named in this table have sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 242,954,922 shares of common stock outstanding on March 31, 2016, as adjusted as required by the rules promulgated by the SEC. This table includes shares issuable pursuant to stock options and other rights to purchase shares of our common stock exercisable within 60 days of March 31, 2016.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Total
Wellington Management Group, LLP (1)	25,030,751	10.30%
The Vanguard Group (2)	17,162,637	7.06%
BlackRock, Inc. (3)	15,984,174	6.58%
FMR LLC (4)	14,127,346	5.81%
Jack Lief (5)	2,414,810	*
Dominic P. Behan, Ph.D., D.Sc. (6)	1,500,500	*
Steven W. Spector, J.D. (7)	1,021,245	*
William R. Shanahan, Jr., M.D., J.D. (8)	648,750	*
Harry F. Hixson, Jr., Ph.D. (9)	310,572	*
Donald D. Belcher (10)	296,424	*
Christine A. White, M.D. (11)	275,721	*
Phillip M. Schneider (12)	231,277	*
Scott H. Bice, J.D. (13)	180,580	*
Tina S. Nova, Ph.D. (14)	154,000	*
Randall E. Woods (15)	146,009	*
Robert E. Hoffman	—	*
All current directors and executive officers as a group (12 persons) (16)	5,283,591	2.14%

* Less than one percent

(1)
Wellington Management Group, LLP, had shared voting power with respect to 17,968,042 shares and shared dispositive power with respect to 25,030,751 shares. The principal business office of Wellington Management Company, LLP, is 280 Congress Street, Boston, Massachusetts 02210.

(2)
The Vanguard Group had sole voting power with respect to 535,993 shares, sole dispositive power with respect to 16,624,044 shares and shared dispositive power with respect to 538,593 shares. The principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)	BlackRock, Inc., had sole voting power with respect to 15,441,729 shares. The principal business office of BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

(4)	FMR LLC had sole voting power with respect to 3,594 shares. The principal business office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)
Includes 1,853,250 shares issuable to Mr. Lief upon the exercise of stock options that are exercisable within 60 days of March 31, 2016, and 87,500 shares of common stock that will be released within 60 days of March 31, 2016.

(6)	Includes 1,033,750 shares issuable to Dr. Behan upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(7)	Includes 933,751 shares issuable to Mr. Spector upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(8)	Includes 623,750 shares issuable to Dr. Shanahan upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(9)	Includes 246,424 shares issuable to Dr. Hixson upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

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(10)	Includes 246,424 shares issuable to Mr. Belcher upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(11)	Includes 255,721 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(12)	Includes 221,277 shares issuable to Mr. Schneider upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(13)	Includes 175,680 shares issuable to Mr. Bice upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(14)	Includes 154,000 shares issuable to Dr. Nova upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(15)	Includes 145,009 shares issuable to Mr. Woods upon the exercise of stock options that are exercisable within 60 days of March 31, 2016.

(16)	Includes 4,519,286 shares issuable upon the exercise of stock options held by our current directors and executive officers that are exercisable within 60 days of March 31, 2016.
Executive Officers
Our executive officers are appointed by our Board of Directors and serve at the discretion of our Board. The following table sets forth information as of March 31, 2016, regarding our executive officers.

Name	Age	Position
Harry F. Hixson, Jr., Ph.D.	77	Interim Chief Executive Officer and principal financial officer
Craig M. Audet, Ph.D.	52	Senior Vice President, Operations and Head of Global Regulatory Affairs
Dominic P. Behan, Ph.D., D.Sc.	52	Executive Vice President and Chief Scientific Officer
Maurice J. Mezzino	61	Senior Vice President, Corporate Development
William R. Shanahan, Jr., M.D., J.D.	67	Senior Vice President and Chief Medical Officer
Steven W. Spector, J.D.	51	Executive Vice President, General Counsel and Secretary
See “ELECTION OF DIRECTORS (PROPOSAL 1)” for biographical information regarding Drs. Hixson and Behan, who are also directors nominated for reelection at our 2016 Annual Meeting.
Craig M. Audet, Ph.D., has served as our Senior Vice President, Operations and Head of Global Regulatory Affairs since June 2012, and previously served as our Vice President, Global Regulatory Affairs from June 2011 to June 2012 and as our Vice President, Regulatory Affairs from April to June 2011. Dr. Audet has approximately 30 years of experience in global pharmaceutical and medical device registration and marketing support activities, and extensive experience with clinical trials, registrations, labeling development, product defense, business development and promotion and advertising activities. From December 2003 to August 2010, Dr. Audet served in various positions, and most recently as Vice President, US Regulatory Affairs, for Sanofi-Aventis, US, a pharmaceutical company, where he built and led a department of 40 regulatory professionals. Dr. Audet served in various positions, and most recently as Senior Director, Global Therapeutic Area Leader, for the Pfizer Pharmaceuticals Group of Pfizer, Inc., a pharmaceutical company, from March 1998 to December 2003. Dr. Audet also served as Adjunct Associate Professor in the School of Pharmacy Graduate Program in Quality Assurance/Regulatory Affairs at Temple University from 2002 to 2011. Dr. Audet holds a BS in Biology/Pre-Medicine from Boston College, and a Ph.D. from Walden University.
Maurice J. Mezzino has served as our Senior Vice President, Corporate Development since December 2015, and previously served as our Vice President, Corporate Development from August 2011 to December 2015. Mr. Mezzino has over 30 years of experience in the biopharmaceutical industry related to partnering, assessing new businesses, products and markets, and planning with respect to strategy and operations. Mr. Mezzino has successfully led cross-functional teams to source, structure, negotiate and execute deal transactions on products and technologies in various stages of commercialization and in multiple therapeutic markets. Mr. Mezzino served in a consulting capacity as Acting Vice President of Business Development for BeiGene, Ltd., an immuno-oncology company, from January 2011 to August 2011; as Vice President, Chief Business Officer at Ceregene, Inc., a former neurodegenerative disease-focused gene therapy company, from 2008 to 2010; in various positions at IDEC Pharmaceuticals Corporation, a biopharmaceutical company (and continuing at Biogen Idec Inc. after the

18	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

merger with Biogen, Inc.), from 2000-2008, most recently as Vice President of Business Development with responsibility for oncology and rheumatology; and in various positions at Bristol-Myers Squibb Company, a biopharmaceutical company, from 1996-2000, most recently as Director of Worldwide Licensing & External Development. Mr. Mezzino previously served in positions of increasing responsibility within business development, planning and clinical research functions at a number of pharmaceutical companies, including Schering-Plough Corporation and Hoechst-Roussel Pharmaceuticals, Inc. Mr. Mezzino holds a B.A. in Environmental Biology from Rutgers University, an M.S. in Microbiology from Louisiana State University and an M.B.A. in Finance from Fairleigh Dickinson University, and he is a Chartered Financial Analyst.
William R. Shanahan, Jr., M.D., J.D., has served as our Senior Vice President and Chief Medical Officer since June 2010, and previously served as our Vice President and Chief Medical Officer from March 2004 to June 2010. Dr. Shanahan served as Chief Medical Officer for Tanox, Inc., a biopharmaceutical company, from 2000 to March 2004; in various positions at Isis Pharmaceuticals, Inc., a biopharmaceutical company, from 1994 to 2000, most recently as Vice President, Drug Development; as Director, Clinical Research for Pfizer Central Research, a pharmaceutical company, from 1989 to 1994; and in various positions at Searle Research & Development, a pharmaceutical company subsequently acquired by Pfizer, from 1986 to 1989, most recently as Director, Clinical Research. Dr. Shanahan holds an A.B. from Dartmouth College, an M.D. from the University of California, San Francisco and a J.D. from Loyola University, Chicago.
Steven W. Spector, J.D., has served as our Executive Vice President and General Counsel since February 2012, and previously served as our Senior Vice President and General Counsel from June 2004 to February 2012 and as our Vice President and General Counsel from October 2001 to June 2004. Mr. Spector has also served as our Secretary since November 2001. Mr. Spector is a member of the board of directors and a former President of the Association of Corporate Counsel, San Diego, and an Adjunct Professor at the University of San Diego School of Law. Mr. Spector was a partner with the law firm of Morgan, Lewis & Bockius LLP, where he worked from 1991 to October 2001. Mr. Spector holds a B.A. and a J.D. from the University of Pennsylvania.
Compensation Discussion and Analysis
This section provides an overview and analysis of our 2015 compensation program and policies, decisions we have made under such program and policies, and our rationale for such decisions with respect to the following individuals, whom we refer to as our Named Executive Officers:
Current employees

•	Harry F. Hixson, Jr., Ph.D., our interim Chief Executive Officer

•	Dominic P. Behan, Ph.D., D.Sc., our Executive Vice President and Chief Scientific Officer

•	William R. Shanahan, Jr., M.D., J.D., our Senior Vice President and Chief Medical Officer

•	Steven W. Spector, J.D., our Executive Vice President and General Counsel
Former employees

•	Jack Lief, our former President and Chief Executive Officer

•	Robert E. Hoffman, our former Senior Vice President, Finance and Chief Financial Officer
Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2015 to these individuals. The below discussion is intended to help you understand the detailed information provided in those tables and to put that information into context with our overall compensation program for our Named Executive Officers.
On-cycle Versus Off-cycle Compensation Decisions
The below discussion includes information about our regular “on-cycle” compensation program for 2015, as well as special “off-cycle” compensation actions related to (i) the July 2015 termination of Mr. Hoffman, (ii) the October 2015 retirement of Mr. Lief, and (iii) the October 2015 appointment of one of our continuing directors, Dr. Hixson, as our interim principal executive and financial officer. Discussion of such off-cycle compensation actions follows the discussion on our on-cycle compensation program.

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Executive Summary
General
Our compensation program is intended to align our Named Executive Officers’ interests with those of our stockholders by incentivizing and rewarding performance. Our Named Executive Officers’ total compensation is comprised of different components, including base salary, cash incentives and stock-based compensation. Consistent with our pay-for-performance philosophy, the Compensation Committee links the compensation of our Named Executive Officers to performance by emphasizing equity compensation opportunities and cash incentives. Also consistent with this philosophy, the total compensation received by our Named Executive Officers will vary from year to year and among our Named Executive Officers based on corporate and individual performance, including as measured against annual goals that are pre-established by the Compensation Committee.
Our Compensation Committee generally does not have a specific target amount of compensation for individual Named Executive Officers relative to a peer group of companies, but it considers peer data for purposes of assessing the competitiveness of the executive compensation program. An individual Named Executive Officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance.
In 2015, ongoing total compensation (which consists of the sum of salary, actual 2015 cash incentive compensation, and equity awards granted in 2015) to our Named Executive Officers employed at the end of the year was targeted at a level that was below the median of the peer group data available when decisions were made. This below-median target total direct compensation position was the result of reduced equity grant values to recognize that our stock price was lower than in 2014 and due to lower cash bonuses following failure to achieve just over a majority of the pre-established goals used in determining cash incentive compensation. Mr. Lief, our former President and Chief Executive Officer, and Mr. Hoffman, our former Chief Financial Officer, were not Arena employees at the end of 2015, so their compensation is not viewed as indicative of the normal ongoing program. The majority of Mr. Lief’s compensation value in 2015 was due to severance compensation triggered by his retirement.
As described below in this executive summary, in 2015, our level of achievement of pre-determined goals and our stock price declined as compared to prior years, and the compensation received by our Named Executive Officers serving as executive officers for all of 2015 also declined, which is illustrative of the pay-for-performance alignment in our compensation program. The total direct 2015 compensation of such ongoing Named Executive Officers was approximately 15-16% lower than for 2014. In addition, 60% or more of the executive officer equity grant value in 2015 was in awards of performance restricted stock units, or PRSUs, that measure relative total stockholder return, or TSR, versus an index over three years. PRSUs based on relative TSR were also 60% or more of the executive officer equity grant value in 2013 and 2014. In March 2016, the PRSUs that were granted to our Named Executive Officers in March 2013 were forfeited for failing to achieve the relative minimum TSR threshold, which means that the grant date fair value shown in the proxy table for 2013 PRSUs did not deliver any value to executives. Unless our TSR substantially improves, it is increasingly likely the PRSUs granted in 2014 and 2015 will be also forfeited. The Compensation Committee views maintaining the formulaic outcome of these PRSU awards as pay-for-performance, and has not adjusted the compensation program to compensate for such actual and possible forfeitures.
At the end of 2012, after the US Food and Drug Administration, or FDA, approved our first drug, BELVIQ, the Compensation Committee reviewed the entire compensation program for our executive officers to support our new stage of corporate development. As a result of this review, the committee determined to make several changes to our compensation program, including to move from granting stock options as 100% of the equity component of executive compensation to a mix of equity compensation that included stock options, a PRSU award (which vests, if at all, depending on our relative stock performance versus a biotech industry index over a three-year period) and a restricted stock unit, or RSU, award. The committee also split the expected annual equity compensation into two grant periods: granting PRSUs in the early part of the year, and waiting until near the end of the year to grant options and RSUs in connection with evaluating annual performance.
2015 Compensation Decisions and Changes to our Program
In the second half of 2014, the Compensation Committee engaged its outside compensation consultant in determining the compensation program for our Named Executive Officers for early 2015. The Compensation Committee, consistent with such consultant’s recommendation, determined to continue the same overall program design for early 2015.
In early 2015, the Compensation Committee established goals for 2015 that we believed were important for creating longer-term stockholder value. We did not achieve the majority of these corporate goals by the end of 2015, including the goal related to commercial sales of BELVIQ. During 2015, Mr. Hoffman, our former Chief Financial Officer, terminated his employment; Mr. Lief, a co-founder, our former President and Chief Executive Officer and a former member of our Board of

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Directors, retired at the request of our Board of Directors; and our Board appointed Dr. Hixson as our interim Chief Executive Officer and interim principal financial officer. In addition, in late 2015, we determined to reduce our US and Swiss workforce by approximately 35% and 17%, respectively, and began to implement additional cost control measures to further reduce our expenditures. We also began the process of reassessing and changing our strategic focus to prioritize longer-term opportunities in our clinical pipeline over near-term revenues from BELVIQ, which we have little or no control over because it is commercialized by our collaborators.
With this change in strategic focus, in late 2015, the Compensation Committee, consistent with its compensation consultant’s recommendation, determined to return to an option-focused program, granting in December 2015 only stock options to our Named Executive Officers (other than Dr. Hixson) instead of the mix of stock options and RSUs that had been granted in December since 2012. The Compensation Committee believed that stock options were more aligned with a research and development focused company than RSUs. The 2015 grants were structured consistent with the two-grant calendar, with March 2015 awards granted as PRSUs for 60% or more of the annual award, and with December 2015 grants provided as time-vested stock options with value that was 40% or less of the program.
Other Aspects of the Compensation Program
The compensation program for our Named Executive Officers includes other aspects that the Compensation Committee views as consistent with good corporate governance, including having a “clawback” policy to seek repayment of incentive-based compensation in the event we experience certain accounting restatements, having stock ownership guidelines to promote executive stock ownership, prohibiting speculative and short-term trading, including double-trigger mechanisms in change-in-control arrangements, and not providing for 280G tax gross-ups following a change-in-control.
Say-on-pay Vote
At our 2015 Annual Meeting of Stockholders, approximately 88% of the votes cast on the say-on-pay proposal voted in support of the compensation paid to our named executive officers for 2014. While this vote was only advisory and not binding, the Compensation Committee considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies, decisions and performance. The Compensation Committee believes that this 2015 stockholder vote generally endorsed our compensation philosophy and the decisions made for 2014. After reflecting on this vote, as well as the manner in which the PRSUs and stock options granted for several years before 2015 are becoming less likely to deliver value without strong future TSR, which was viewed as providing automatic adjustment of the compensation program to performance, the Compensation Committee decided that no changes to its fundamental compensation policies were advisable for the end of 2014 or 2015 except to change from granting Named Executive Officers a mix of RSUs and stock options in December 2015 to granting only stock options.
Compensation Decisions for 2015 - Consistent with Pay-for-Performance and Align Executive and Stockholder Interest
The Compensation Committee believes that its decisions for 2015 compensation, including emphasizing performance-based cash and performance-based equity compensation, as well as paying less cash and equity incentive compensation value during the year compared to prior years, are consistent with our pay-for-performance philosophy and align the interests of our executive officers and our stockholders.
Compensation Philosophy, Objectives and Development
Our overall compensation philosophy and objective is to maintain a compensation program for our Named Executive Officers that helps us attract, motivate and retain qualified individuals to perform at the highest of professional levels and to contribute to our growth and success, which we believe will result in enhancing stockholder value. The compensation program for our Named Executive Officers is designed to provide them with compensation opportunities that are tied to our overall corporate performance, as well as their individual performance. Their compensation includes three key elements: (i) base salary; (ii) performance-based cash incentives; and (iii) stock-based compensation. Our current Named Executive Officers (other than Dr. Hixson) are also entitled to health and welfare benefits, and, as described below, they may be entitled to receive additional benefits upon certain terminations of their employment.
The main principles of our compensation strategy include the following:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect corporate and individual performance; and

•	Higher compensation can be earned through an individual’s and the company’s performance both before and after incentives are granted.

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Our Compensation Committee generally does not target the amount of compensation for our Named Executive Officers relative to a peer group of companies, but it does consider peer data for purposes of assessing the competitiveness of the executive compensation program. An individual Named Executive Officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance. With respect to 2015, the overall compensation program for our Named Executive Officers serving as executive officers for all of 2015 was set at a target level that was below the market median of the peer data available at the time, and actual compensation in 2015 was below the median of a peer group of similar companies for all Named Executive Officers employed at year-end, with the exception of Mr. Spector’s actual compensation being slightly above the median of such peer group. The Committee does not consider the compensation of executives who departed during the year, Messrs. Lief and Hoffman, to reflect the compensation program philosophy and objectives. Neither Mr. Lief nor Mr. Hoffman was provided cash incentive compensation for 2015. Mr. Lief was provided severance in an amount that was consistent with his pre-existing separation benefits upon his retirement, which occurred at the request of our Board of Directors.
With respect to Dr. Hixson, we entered into an employment agreement with him in October 2015 for his service as our interim Chief Executive Officer and principal financial officer. The employment agreement provides that he is to receive a base salary; is eligible to receive cash incentives for achieving pre-determined, individual goals; shall not receive any cash compensation for services as a member of the Board of Directors; and will continue to be eligible to receive equity compensation awarded to non-employee directors. Dr. Hixson did not receive any additional equity in 2015 as compensation for such service beyond the equity compensation awarded to non-employee directors. In addition, as his service as an executive officer has extended past March 31, 2016, Dr. Hixson is also eligible under the employment agreement to participate in any annual performance bonus program for executive officers that is applicable to the calendar year 2016 on a pro rata basis calculated based on his service in 2016. As our interim Chief Executive Officer and principal financial officer, Dr. Hixson’s role is unique and, therefore, his compensation is not directly comparable to our peers.
The Compensation Committee may consult with compensation consultants, legal counsel and other advisors in designing our compensation program, including in evaluating the competitiveness of individual compensation packages and in relation to our performance goals.
Program Development and Role of Compensation Committee, Compensation Consultants and Management
As part of the process for setting the compensation of our Named Executive Officers, our Chief Executive Officer provides the Compensation Committee with his performance assessments of the company and of the individual officers. He also recommends to the Compensation Committee base salaries, cash incentive opportunities, cash incentive awards and stock-based compensation for our Named Executive Officers other than for himself. The Compensation Committee can accept, reject or modify the Chief Executive Officer’s recommended compensation in its discretion. The Compensation Committee also considers the recommendations and views of its independent compensation consultant, peer company data, and factors such as the past, current and expected contributions of each Named Executive Officer, our corporate performance and strategic focus, global economic conditions, the mix of compensation that would be most appropriate for each Named Executive Officer, and such officer’s particular responsibilities, experience, level of accountability and decision authority.
The Compensation Committee meets in executive session without management. Various members of management, including our principal executive officer, principal financial officer, principal accounting officer and General Counsel, may attend committee meetings, and they and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise attend the meetings. Our General Counsel may serve as the Secretary for Compensation Committee meetings, but he is not present for executive session discussions. Our Chief Executive Officer is not present during the Compensation Committee’s deliberations or determinations regarding his compensation.
The Compensation Committee has retained Frederic W. Cook & Co., Inc., or FWC, as its compensation consultant from time to time. FWC reports directly to the Compensation Committee and takes its direction from the Chair of the Compensation Committee, working with management on select issues under the Compensation Committee’s oversight.
The Compensation Committee retained FWC in 2014 and 2015 to provide data, context, and advice regarding executive officer compensation, our peer group, our employee stock purchase plan, and to assist with compensation risk assessments.
Peer Groups Used in Program Development
Late 2014 Peer Group
In the second half of 2014, the Compensation Committee changed our peer group to the group of companies set forth below based on, among other considerations, the objective size criteria, including industry, financial size, market capitalization

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value, and drug development and commercialization stage. We refer to this peer group as the “Late 2014 Peer Group.” At that time, these companies had market capitalizations of between $498 million and $4.1 billion, with a median market capitalization of $1.03 billion. Our market capitalization at such time was $1.02 billion. The Late 2014 Peer Group was considered in reviewing our executive compensation program, including in determining the early 2015 salary, target cash incentive compensation, and PRSU grants.

Acorda Therapeutics, Inc.	Aegerion Pharmaceuticals, Inc.	Alnylam Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Avanir Pharmaceuticals, Inc.	Exelixis, Inc.
Halozyme Therapeutics, Inc.	ImmunoGen, Inc.	Ironwood Pharmaceuticals, Inc.
Isis Pharmaceuticals, Inc.	Lexicon Pharmaceuticals, Inc.	Nektar Therapeutics
NPS Pharmaceuticals, Inc.	Orexigen Therapeutics, Inc.	Theravance, Inc.
VIVUS, Inc.
Late 2015 Peer Group
In the last quarter of 2015, the Compensation determined to update our peer group to remove two companies based on size, two companies due to acquisitions, and one company due to limited pay disclosure as an emerging growth company. We refer to this new peer group, consisting of the below companies, as the “Late 2015 Peer Group.” The Compensation Committee also added seven companies that were headquartered in California (our labor market), had either a commercial drug or a late-stage Phase 3 compound, and a market capitalization of $1.3 billion or less (six of the seven new peer companies had a market capitalization of under $700 million at the time they were chosen). At that time, these companies had market capitalizations of between $347 million and $2.2 billion, with a median market capitalization of $1.17 billion. Our market capitalization at such time was $656 million. The Late 2015 Peer Group was considered in reviewing our executive compensation program, including in determining the December 2015 stock option grants and providing context for the size of the earned cash incentive awards for 2015.

Acorda Therapeutics, Inc.	Aegerion Pharmaceuticals, Inc.	ARIAD Pharmaceuticals, Inc.
Corcept Therapeutics Incorporated*	Dynavax Technologies Corporation*	Exelixis, Inc.
Halozyme Therapeutics, Inc.	ImmunoGen, Inc.	Ironwood Pharmaceuticals, Inc.
Lexicon Pharmaceuticals, Inc.	Nektar Therapeutics	Neurocrine Biosciences, Inc.*
Orexigen Therapeutics, Inc.	Raptor Pharmaceutical Corp.*	Retrophin, Inc.*
XenoPort, Inc.*	Zogenix, Inc.*	VIVUS, Inc.

* These companies were added to the peer group, and Alnylam, Avanir, Isis (now Ionis Pharmaceuticals, Inc.), NPS and Theravance were removed from the peer group.
Compensation Consultant Conflicts of Interest Analysis
The Compensation Committee has determined that the work of FWC and the individual compensation advisors employed by FWC does not create any conflict of interest. In making that determination, the Compensation Committee took into consideration the following factors: (i) the provision of other services to Arena by the consultant; (ii) the amount of fees we paid the consultant as a percentage of the consultant’s total revenue; (iii) the consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant or the individual compensation advisors employed by the consultant with an Arena executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any Arena stock owned by the consultant or the individual compensation advisors employed by the consultant.
Elements of Our Compensation Program
1. Base Salary
The purpose of base salary is to provide fixed compensation to attract and retain an employee with the qualifications desired for the particular position. The base salary for our Named Executive Officers depends on various factors, such as the individual’s responsibilities and position, the individual’s past performance and expected future contribution, the individual’s overall mix of base salary, performance-based cash incentives and stock-based compensation, the individual’s experience and background, our corporate performance and the individual’s historical base salary. In early 2015, the Compensation Committee approved increases in base salary for 2015 of 2% for Mr. Lief and approximately 3-4% for each of our other Named Executive

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Officers employed at that time. The increases were intended to reflect expected market movement during 2015. The increases in salary were, therefore, intended to send a neutral signal to such Named Executive Officers about performance, with the other pay elements of our compensation program potentially resulting in a significant decrease in compensation based on our corporate performance.
2. Performance-based Cash Incentives
All of our Named Executive Officers other than Dr. Hixson were participants under the Annual Incentive Plan for 2015. Under such plan, each participant was assigned an incentive target that was expressed as a percentage of annual base salary, and the participant’s actual incentive award would be based on the level of achievement of pre-established goals, the quality of such achievement, the participant’s role in goal achievement and the weighting of the goals. All participants’ potential incentive awards were based on the same 2015 corporate goals, which we believed would align the interests of our executive officers with one another and with our stockholders.
The maximum potential incentive award under the Annual Incentive Plan for 2015 was 150% of the targeted award amount for extraordinary goal achievement in 2015. Consistent with its decisions over the last few years, the Compensation Committee did not establish individual goals for the participants in the Annual Incentive Plan for 2015 to continue focusing the participants on the corporate goals.
Mr. Lief’s incentive target under the Annual Incentive Plan for 2015 was expressed as 65% of his annual base salary, and the other participants had incentive targets expressed as 50% of their annual base salaries, which were the same incentive target percentages as in 2014.
Our 2015 corporate goals, and the weighting and achievement of such goals (which was 49% of the target level in the aggregate) are described as follows:

Corporate Goals	Weighting	Achievement
Progress the APD334 clinical development program	25%	5%
Other development progress	20%	10%
Research progress	15%	15%
Achieve the 2015 fiscal year revenue goal for BELVIQ	15%	0%
Manage use of cash resources to be at or below our plan	15%	15%
Achieve progress for lorcaserin regulatory and life-cycle management	10%	4%

Total	100%	49%

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In determining that 49% of our 2015 corporate goals was achieved, the Compensation Committee considered the following:

Corporate Goals	Considerations for Achievement
Progress the APD334 clinical development program
APD334 is an oral, investigational, Sphingosine 1-Phosphate Subtype 1, or S1P1, receptor modulator with therapeutic potential in ulcerative colitis as well as other autoimmune diseases. In 2015, we initiated patient screening in a Phase 2 proof-of-concept clinical trial of APD334 in ulcerative colitis. While we initiated the trial, enrollment in the trial has been slower than projected. We have taken steps to expand access to additional patient pools to accelerate recruitment, but the trial will take longer to complete than initially anticipated.

Other development progress
We advanced our development programs in 2015, including initiating and completing enrollment for a Phase 1b multiple-ascending dose clinical trial of APD371, an oral, selective and potent agonist of the cannabinoid 2, or CB2, receptor. We also initiated patient dosing in a Phase 2 clinical trial of ralinepag, an oral, non-prostanoid prostacyclin, or IP, receptor agonist intended for the treatment of pulmonary arterial hypertension, or PAH, but enrollment in the trial has been slower than projected. In 2015, we did not, however, file an Investigational New Drug, or IND, application with the US Food and Drug Administration, or FDA, with respect to another drug candidate.

Research progress
We advanced earlier-stage programs in our pipeline, which the Compensation Committee and our Board of Directors believe is strategically important to our long-term plan of identifying and advancing multiple drug candidates.

Achieve the 2015 fiscal year revenue goal for BELVIQ	Our 2015 revenues from BELVIQ were lower than the goal set by our Board of Directors.

Manage use of cash resources to be at or below our plan	We managed our use of cash resources in 2015 to be below the expenditures in the plan approved by our Board of Directors.

Achieve progress for lorcaserin regulatory and life-cycle management
In 2015, we completed two Phase 1 registrational clinical trials of an investigational once-daily extended release formulation of lorcaserin, as compared to the twice-daily immediate release formulation being marketed as BELVIQ. In addition, the FDA accepted for filing the New Drug Application, or NDA, for such once-daily formulation, which, if approved, is expected to be marketed as BELVIQ XR. However, we determined in 2015 to not at such time advance the evaluation of BELVIQ in combination with phentermine or for smoking cessation.

In determining cash incentive awards for 2015, the Compensation Committee considered the level and quality of goal achievement and the relative weighting of the goals, and, in early 2016, the committee approved cash incentive awards for our Named Executive Officers participating in the Annual Incentive Plan. Consistent with our 2015 corporate performance and the achievement of only 49% of our corporate goals, our ongoing, participating Named Executive Officers earned cash incentive awards for 2015 that were more than approximately 35% lower than they earned for 2014. This excludes Named Executive Officers who were not employees at the end of both the 2014 and 2015 fiscal year.
The below “Grants of Plan-Based Awards” table shows the target and maximum incentives that could have been earned under the Annual Incentive Plan, and the awards earned are included in the below “Summary Compensation Table.”
3. Stock-based Compensation
General
We believe that equity grants provide our Named Executive Officers with the opportunity to share in increases, if any, in the value of our common stock and encourage their ownership in our company. Equity grants reinforce a long-term interest in our corporate performance and directly motivate our Named Executive Officers to maximize long-term stockholder value. The potential realized value of certain grants depends on our stock performance in general or versus an industry index, and all of our equity grants utilize vesting that encourage our Named Executive Officers to continue working for us long term.
The Compensation Committee determines the size and type of equity awards after evaluating various factors applicable at the time of each such grant in their totality, which has included, among other things: the particular Named Executive Officer’s role and responsibilities and the Compensation Committee’s view of the officer’s individual performance; the prior equity awards granted to such individual; retentive value of prior awards; our corporate performance; the value of equity grants; comparative peer data provided by its compensation consultant; and TSR.

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The exercise prices of our stock options are set at the closing price of our common stock on the date of grant as reported on the NASDAQ Global Select Market (or if there is no closing price on such date, on the last preceding date on which a closing price was reported).
All grants to executive officers require the approval of the Compensation Committee. The Compensation Committee may delegate authority to grant options to a committee of one or more members of our Board of Directors, one or more of our executive officers, or a committee of our executive officers. The Compensation Committee has delegated to our Chief Executive Officer the authority to grant stock options to non-executive employees and consultants for up to an aggregate of 250,000 shares each quarter. It is the Compensation Committee’s policy for our Chief Executive Officer to report to it any such stock option grants at its next regularly scheduled committee meeting following such grants.
Dr. Hixson did not receive any additional equity awards in connection with his role as our interim Chief Executive Officer and principal financial officer. As stated above, his role is unique, and, therefore, his equity awards and other compensation is not directly comparable to our peers.
2015 Equity Grants
Following the June 2012 FDA approval of BELVIQ, the Compensation Committee changed the mix and timing of equity awards to our then Named Executive Officers to support the company’s next stage of commercialization and development, as well as its expected growth. Instead of granting stock options as the only form of equity compensation for our Named Executive Officers, the committee reduced the number of options that would have otherwise been granted and started to also grant (i) PRSUs, which are time and performance based, and (ii) time-based RSUs. The committee also determined that our Named Executive Officers would receive roughly 50% of the total expected annual equity grant in the first quarter of the year (in the form of PRSUs), and would have the opportunity to potentially receive another set of grants (in the form of stock options and RSUs), depending on performance, for roughly 50% of the total expected annual equity grant near the end of the fiscal year. This allows the time-vested portion to be granted once we have had the ability to consider our performance and the results of the previous stockholder vote on our executive compensation.
In the second half of 2014, the Compensation Committee engaged its outside compensation consultant in determining the compensation program for our Named Executive Officers for 2015. The Compensation Committee, consistent with such consultant’s recommendation, determined to continue the same overall program design for early 2015, including granting PRSUs in March 2015 to our then Named Executive Officers.
By the end of 2015, we did not achieve the majority of our corporate goals, including missing the revenue goal from commercial sales of BELVIQ. During 2015, Mr. Hoffman, our former Chief Financial Officer, terminated his employment; Mr. Lief, a co-founder, our former President and Chief Executive Officer and a former member of our Board of Directors, retired at the request of our Board of Directors; and our Board appointed Dr. Hixson as our interim Chief Executive Officer and interim principal financial officer. In addition, in late 2015, we determined to reduce our US and Swiss workforce by approximately 35% and 17%, respectively, and began to implement additional cost control measures to further reduce our expenditures. We also began the process of reassessing and changing our strategic focus to prioritize longer-term opportunities in our clinical pipeline over near-term revenues from BELVIQ, which we have little or no control over because it is commercialized by our collaborators.
With this change in strategic focus, in late 2015, the Compensation Committee, consistent with its compensation consultant’s recommendation, determined to return to an option-focused program, granting in December 2015 only stock options to our Named Executive Officers (other than Dr. Hixson) instead of the mix of stock options and RSUs that had been granted in December since 2012. The Compensation Committee believed that stock options were more aligned with a research and development focused company than RSUs.

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Summary of 2015 Equity Grants

Grant Timing and Mix			Grant Provisions
2015
March Grant		December Grant	Stock options: Seven-year term; vest in four annual installments

Approx. 60% time- and performance-vested PRSU value		Approx. 40% stock option value
PRSUs: Three-year performance and vesting period; shares earned, if any, from 50% to 200% of target grant based on our TSR versus companies in the NASDAQ Biotechnology Index (interpolation between points at right)
			PRSU Funding Schedule
			TSR Rank vs. Index Peers	Payout %
	+		90th or Above (Max)	200%
			60th (Target)	100%
			40th (Threshold)	50%
			Less than 40th	0%
The grant date fair value of the 2015 PRSU awards was greater than the grant date fair value of the 2015 stock option awards because the Compensation Committee determined that the majority of ongoing Named Executive Officer (other than Dr. Hixson) compensation should be contingent on our performance and that there should be a reduction in option value following the decline in our stock price. With respect to the total equity grants for the year, the Compensation Committee reduced the grant value of the total equity grants awarded in 2015 to ongoing Named Executive Officers by approximately 21% as compared to the awards they received in 2014. Further, the 2015 equity values provided to all ongoing Named Executive Officers (except for Dr. Hixson and Mr. Spector) was below the median of our Late 2015 Peer Group in recognition of the decline in our stock price. The equity value provided to Mr. Spector in 2015 was roughly consistent with the Late 2015 Peer Group median in recognition of the importance of his role during the period of transition to an interim Chief Executive Officer and principal financial officer and to keep his and Dr. Behan’s award values the same.
Following is a table showing the grant date fair value of the total equity grants awarded in 2015 and 2014 and the percentage decrease from 2014:

Named Executive Officer	2015 Equity Grant Date Fair Value		2014 Equity Grant Date Fair Value	Percentage of Decrease in Grant Date Fair Value
Dominic P. Behan, Ph.D., D.Sc.	$989,430		$1,251,090	21%
Robert E. Hoffman	$337,500		$707,694	52%	(1)
Jack Lief	$1,125,000	(2)	$2,057,878	45%	(1)
William R. Shanahan, Jr., M.D., J.D.	$560,293		$707,694	21%
Steven W. Spector, J.D.	$989,430		$1,251,090	21%

(1)	Messrs. Hoffman’s and Lief’s employment with us was terminated before the Compensation Committee granted the second set of equity grants in December 2015.

(2)	The 2015 equity grant date fair value for Mr. Lief excludes the fair value of his option awards that were modified pursuant to his Separation Agreement.
Additional Grant Details
As of the date of grant, the table below sets forth information regarding the target number of shares of common stock that may be earned under the PRSUs the Compensation Committee granted in March 2015 to our then Named Executive Officers.
As Messrs. Hoffman’s and Lief’s employment with us was terminated before the Compensation Committee granted the second set of equity grants in December 2015, the table below reflects that 100% of their equity grants in 2015 were in the form of PRSUs. See “Special, Off-cycle Compensation Decisions” below regarding how their departures impacted the possible vesting of their PRSUs. All Named Executive Officers (other than Dr. Hixson) were granted at least 60% of their 2015 equity awards as performance-contingent PRSUs (and the 2015 PRSUs were not tracking to be earned as of the end of 2015).

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Named Executive Officer	Target Number of Shares Under PRSUs (1)	Grant Date Fair Value	Percentage of Total 2015 Equity Value
Dominic P. Behan, Ph.D., D.Sc.	135,000	$607,500	61%
Robert E. Hoffman	75,000	$337,500	100%	(2)
Jack Lief	250,000	$1,125,000	100%	(2)
William R. Shanahan, Jr., M.D., J.D.	75,000	$337,500	60%
Steven W. Spector, J.D.	135,000	$607,500	61%

(1)	Represents a target number of shares. The actual number of shares that may vest under the PRSUs may increase or decrease based on actual performance.

(2)	Messrs. Hoffman’s and Lief’s employment with us was terminated before the Compensation Committee granted the second set of equity grants in December 2015.

The 2015 PRSUs may be earned and converted into our common stock based on the TSR of our common stock relative to the TSR over a three-year period beginning March 1, 2015, of the other companies in the NASDAQ Biotechnology Index as of December 31, 2014. The Compensation Committee chose the NASDAQ Biotechnology Index so that the PRSUs will reward our Named Executive Officers based on objective measurement of the three-year TSR of our stock compared to similar companies in which our stockholders might reasonably be expected to invest (as opposed to our peer group, which includes a smaller number of companies and reflects companies of a similar size with which we compete for talent). The Compensation Committee believes that the larger number of companies in the NASDAQ Biotechnology Index ensures that, in spite of mergers or acquisitions, we will maintain a robust group of companies against which it can measure our TSR. During the three-year performance period, companies added to the NASDAQ Biotechnology Index or cease being publicly traded (other than any that become bankrupt) are not considered part of the index for the comparison, and companies that fall out of the NASDAQ Biotechnology Index, but continue publicly trading, remain part of the index for comparison. Companies that become bankrupt during the three-year performance period remain part of the index for comparison, but with a TSR of negative 100%.
The “PRSU Funding Schedule” depicted above in this section provides the threshold, target and maximum amount of shares of common stock that may be earned as a percentage of the target number of PRSUs, and there is linear interpolation for performance and funding between the relative TSR percentiles shown. Our Named Executive Officers will receive no shares under the PRSUs if our TSR is below the 40th percentile of TSR relative to the other companies in the index. In addition, there is a cap on the number of shares that can be earned equal to six times the grant date fair value of the award, and funding is capped at 100% if the absolute 3-year TSR is negative even if performance is above the median to ensure above-target payouts do not occur from being a relatively high performer in a negative market.
The PRSUs granted to our Named Executive Officers in 2013 were forfeited in March 2016 for failing to achieve the relative minimum TSR threshold, and, unless our TSR substantially improves, it is increasingly likely the PRSUs granted in 2014 and 2015 will be also forfeited. The Compensation Committee views maintaining the formulaic outcome of these awards as pay-for-performance and has not adjusted the compensation program to compensate for such actual and possible forfeitures.
In December 2015, as the second set of their 2015 annual equity grant, the Compensation Committee granted stock options to our Named Executive Officers (other than Dr. Hixson). Such options vest 25% per year over four years from the date of grant and have a maximum term of seven years. Following is a table setting forth information regarding the number of shares underlying stock options granted in December 2015 to our Named Executive Officers:

Named Executive Officer	Shares Subject to Stock Options	Grant Date Fair Value	Percentage of Total 2015 Equity Value
Dominic P. Behan, Ph.D., D.Sc.	300,000	$381,930	39%
William R. Shanahan, Jr., M.D., J.D.	175,000	$222,793	40%
Steven W. Spector, J.D.	300,000	$381,930	39%
The Compensation Committee did not target a particular percentile for individual awards, but the individual awards to Drs. Behan and Shanahan were below the median grants reflected in the Late 2015 Peer Group for respective positions, while the grant to Mr. Spector was essentially consistent with such median to recognize his organizational importance and because the Committee wanted to keep his grant value the same as Dr. Behan to reflect their relative organizational importance. The combined grant values of Dr. Behan and Mr. Spector was below the combined peer median. Messrs. Hoffman and Lief did not receive December 2015 grants because they were no longer employees.

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4. Other Benefits and Post-Termination Compensation
All of our current Named Executive Officers (other than Dr. Hixson), as well as our other regular, full-time US employees, are eligible for a variety of health and welfare benefits. We believe that competitive health and welfare benefits help ensure that we have a productive and focused workforce.
  Paid Time Off
Our regular, full-time US employees can accrue Paid Time Off, or PTO, during the year, and the maximum amount of PTO any employee may accrue is 240 hours.
  401(k) Plan and Company Match
Our US employees are eligible to participate in our 401(k) plan beginning on their hire date. Employees may make pre-tax or after-tax (Roth) contributions of up to 50% of gross cash compensation into the plan, up to the annual limit under the Internal Revenue Code, or Code. Subject to limits under the Code, we match 100% of each of the employee’s contributions, up to a maximum match of 6% of the employee’s gross cash compensation. This match vests over a five-year period from the individual’s date of hire.
  Life and Disability Coverage
We provide all regular, full-time US employees with a life insurance policy equal to five times the employee’s annual base salary, up to a maximum coverage of $750,000. Such employees are also covered by short- and long-term disability plans that coordinate with the California State Disability Insurance, or SDI, program.
  Perquisites and Other Benefits
We did not provide any of our Named Executive Officers or other senior members of management with perquisites in 2015 that exceeded $10,000 in the aggregate for any person, and do not expect to do so in 2016.
  Post-Termination Compensation
Below is a summary of potential post-termination compensation for our Named Executive Officers (other than Dr. Hixson). More details regarding such arrangements, including potential payouts, are provided below under “Potential Post-Employment Payments Table.” These termination benefits are intended to keep our Named Executive Officers focused on corporate interests while employed and to ease the consequences to an executive officer of a termination of employment. As another advantage to us, any of the benefits described below (with the exception of those under the stock option and RSU grant forms) require that the applicable executive officer must execute a waiver and release of claims in our favor.
Termination Protection Agreements and Severance Benefit Plan. We have entered into Termination Protection Agreements, as amended, and have an Amended and Restated Severance Benefit Plan, as amended, or Severance Benefit Plan, that may require us to provide compensation and benefits to certain of our Named Executive Officers.
We entered into Termination Protection Agreements because we determined that it was appropriate to provide certain of our executive officers severance compensation in the event of a “double trigger” in which there is a change-in-control transaction and the executive officer’s employment is terminated under certain circumstances. Dr. Behan and Mr. Spector are parties to the Termination Protection Agreements. In addition, we maintain a Severance Benefit Plan for all of our current Named Executive Officers (other than Dr. Hixson). Separation benefits are payable if the Named Executive Officer’s employment is terminated under certain circumstances. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program or arrangement.
PRSUs. Under the PRSU grant form, a portion of the PRSUs may vest in the case of a qualifying termination, death, disability or a change-in-control transaction in which the award is not assumed, continued or substituted. No PRSUs vest solely based on the occurrence of a change in control. The portion of the PRSUs that may vest depends on the amount of time the person provided us service prior to termination as well as our performance, and the timing of any such vesting depends on the termination and whether it was in connection with, or followed by, a change in control.
Retirement Provisions in Other Equity Grants. From August 15, 2009, to December 12, 2012, our form of stock option grants to employees (including our Named Executive Officers) provided that, upon the retirement of the participant, unless the option had earlier terminated, the option would continue in effect (and continue vesting) until the earlier of (i) two years after the participant’s retirement (or, if later, the fifth anniversary of the date of the option grant) or (ii) the expiration of the option’s

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term. As a result of his retirement, Mr. Lief is receiving this retirement benefit, and Dr. Shanahan is our only other Named Executive Officer currently eligible for such benefit. The Compensation Committee eliminated this retirement provision from the grant form beginning on December 13, 2012. The Compensation Committee has since approved new forms for the grant of stock options as well as RSUs to our employees. Such forms do not include a retirement provision, with the exception that each of such forms for Mr. Lief provides that his award will vest pro rata for the year in which he ceased to provide us with continuous service.
Special, Off-cycle Compensation Decisions
In 2015, the Compensation Committee approved special “off-cycle” compensation actions related to (i) the July 2015 termination of Mr. Hoffman, (ii) the October 2015 retirement of Mr. Lief, and (iii) the October 2015 appointment of one of our continuing directors, Dr. Hixson, as our interim principal executive and financial officer.
Robert E. Hoffman - Former Senior Vice President, Finance and Chief Financial Officer
In July 2015, Mr. Hoffman terminated his employment with us, and we concurrently entered into a Services Agreement. Pursuant to such agreement, Mr. Hoffman was obligated to perform services for us for up to five hours per week relating to finance, accounting, purchasing, benefits and employee resources, and other administrative matters. In addition, Mr. Hoffman agreed to customary release and non-solicitation provisions. The Services Agreement terminated pursuant to its terms in November 2015. The equity awards we previously granted Mr. Hoffman were eligible to continue to vest until the end of his service period and were exercisable until approximately three months after the termination of such services agreement in accordance with the applicable equity plans and written grant instruments, and all of his unexercised options have since expired. We did not provide Mr. Hoffman any additional cash or equity compensation in connection with his termination or the Services Agreement. See the compensation tables below for additional information on his equity holdings.
Jack Lief - Former President and Chief Executive Officer (also serving as principal financial officer after Mr. Hoffman’s departure)
In October 2015, Mr. Lief retired from Arena at the request of our Board of Directors, including separating from service on our Board. In connection with Mr. Lief’s retirement, our Board of Directors determined that Mr. Lief would receive the benefits under our Severance Benefit Plan because his retirement was at their request and his termination would have been without cause as defined under such plan. Consistent with the terms of our Severance Benefit Plan, and subject to our receipt of an effective release and waiver of claims from him, the agreement provided that Mr. Lief would be entitled to receive the following severance compensation and other benefits: (i) a cash severance payment of approximately $1.8 million (subject to applicable withholdings); (ii) continuation of health insurance coverage for a period of 18 months; (iii) acceleration of the stock options and restricted stock units (other than PRSUs) held by Mr. Lief that would otherwise have vested through the 18-month period following the date of his resignation; and (iv) continued stock option exercisability until the later of (a) the original post-termination exercise period provided in the applicable stock option agreement or (b) 18 months (but not beyond the original contractual life of the option). In addition, with respect to outstanding PRSUs, when the Compensation Committee of our Board of Directors determines our relative performance for an applicable performance period, a pro-rata portion of the relevant PRSUs held by Mr. Lief is eligible to vest (based on the percentage of the performance period that Mr. Lief provided service prior to his retirement). The pro-rata vesting may be accelerated if we undergo a change in control before the scheduled end of the performance period. In addition, the stock options Mr. Lief received during the period from August 15, 2009, to December 12, 2012, were under our form of option grant that included a retirement provision providing that any unexercised and unexpired stock options will continue in effect (and continue vesting) until the earlier of (i) two years after the person’s retirement (or, if later, the fifth anniversary of the date of the option grant) or (ii) the expiration of the option’s term.
Harry F. Hixson, Jr., Ph.D. - Interim Chief Executive Officer (also serving as a director and our interim principal financial officer)
In October 2015, and concurrently with Mr. Lief’s retirement, our Board of Directors appointed Dr. Hixson (one of our directors since 2004) to the position of interim Chief Executive Officer and interim principal financial officer. As part of his appointment, we entered into an employment agreement with Dr. Hixson. Pursuant to such agreement, Dr. Hixson is entitled to receive (i) a monthly base salary at the annualized rate of $773,685 commencing on October 5, 2015, and payable for a period of no less than six months, and (ii) aggregate bonus payments of up to $475,000 upon the achievement of certain goals relating to management succession, our operating performance and collaboration transactions. With respect to such possible bonus payments, in 2015, Dr. Hixson earned $75,000 upon our December 2015 entry into a collaboration agreement with Boehringer Ingelheim International GmbH to conduct joint research to identify drug candidates targeting an orphan G protein-coupled receptor, or GPCR, for central nervous system, or CNS, indication(s). As Dr. Hixson continued to serve as our interim Chief Executive Officer beyond March 31, 2016, he is also entitled under his employment agreement to participate in any annual

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performance bonus program we maintain for our executive officers and to receive a pro-rated incentive bonus for 2016. In addition, Dr. Hixson will continue to be eligible to receive equity compensation awarded to non-employee directors.
Tax Considerations
We intend that all incentive payments be deductible for tax purposes unless it would undermine our ability to meet our primary compensation objectives. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers. There are various provisions of the Code that we consider in determining compensation, including the following:
Section 162(m). We consider the potential impact of Section 162(m) of the Code which denies a Federal income tax deduction for any individual compensation exceeding $1,000,000 in any taxable year for the chief executive officer and the three highest compensated executive officers other than the chief executive officer and chief financial officer. This limitation does not, however, apply to compensation that is performance-based under a plan that is approved by the stockholders and that meets other requirements. Based on these requirements, we attempt to limit the impact Section 162(m) will have on our ability to deduct compensation, but in appropriate circumstances we will pay compensation that is not deductible under Section 162(m) if necessary and in the best interests of our stockholders.
Sections 280G and 4999. Any payment or benefit provided under our Termination Protection Agreements or our Severance Benefit Plan in connection with a change-in-control transaction may be subject to an excise tax under Section 4999 of the Code. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.
Additional Executive Compensation Practices, Policies and Procedures
Clawback Policy. We maintain a clawback policy that applies to current and former executive officers. Under the policy, following an accounting restatement that is required to be prepared due to material noncompliance with any financial reporting requirements under the securities laws, we will seek repayment from any current or former executive officer of any incentive-based compensation that was: (i) based on the erroneous data; (ii) paid during the three-year period preceding the date on which the accounting restatement is required to be prepared; and (iii) in excess of what would have been paid under the accounting restatement. In addition, in the event that legislation is enacted or the SEC adopts rules or promulgates regulations defining the circumstances under which we are entitled to seek repayment from a current or former executive officer, such legislation, rules or regulations shall apply.
Stock Ownership Guidelines. In 2013, the Compensation Committee established ownership guidelines for our Named Executive Officers. Within five years after the 2013 Annual Meeting of Stockholders (or, with respect to any individual becoming an executive officer after such meeting, within five years after the date such individual became an executive officer), each of our then Named Executive Officers will hold ownership or equivalent with an aggregate value equal to the amount (or, in the case of the Chief Executive Officer, three times the amount) of the executive officer’s annual base salary.
Prohibition of Speculative or Short-term Trading. We prohibit our Named Executive Officers (and other employees) and non-employee directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our securities at any time.

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Compensation Committee Report
 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K (where it shall be deemed to be “furnished”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Compensation Committee, comprised of independent directors, reviewed and discussed the above “Compensation Discussion and Analysis” with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and included into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Scott H. Bice, J.D.
Christine A. White, M.D.
Randall E. Woods

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Summary Compensation Table for Fiscal Years Ended December 31, 2015, 2014 and 2013
The table below summarizes the total compensation of our Named Executive Officers for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)		Total ($)
Harry F. Hixson, Jr., Ph.D.	2015	$187,965	$164,996	$—	$75,000	$54,847	(7)	$482,808
Interim Chief Executive Officer	2014	—	164,996	—	—	55,500	(7)	220,496
and Director	2013	—	164,994	—	—	49,000	(7)	213,994
Jack Lief	2015	580,052	1,125,000	70,883	—	1,894,468	(8)	3,670,403
Former President, Chief Executive	2014	746,750	1,636,600	421,278	383,456	16,068		3,204,152
Officer and Director	2013	725,000	2,131,200	706,122	388,781	16,041		3,967,144
Robert E. Hoffman	2015	207,652	337,500	—	—	60,889	(9)	606,041
Former Senior Vice President, Finance	2014	378,000	592,800	114,894	149,310	16,320		1,251,324
and Chief Financial Officer	2013	360,000	710,400	235,374	148,500	16,041		1,470,315
Dominic P. Behan, Ph.D., D.Sc.	2015	456,435	607,500	381,930	111,827	16,710		1,574,402
Executive Vice President, Chief	2014	441,000	1,059,600	191,490	174,195	16,320		1,882,605
Scientific Officer and Director	2013	420,000	1,290,600	392,290	207,900	16,041		2,326,831
William R. Shanahan, Jr., M.D., J.D.	2015	405,820	337,500	222,793	99,426	16,427		1,081,966
Senior Vice President and Chief	2014	394,000	592,800	114,894	155,630	16,068		1,273,392
Medical Officer	2013	375,000	710,400	235,374	154,688	16,041		1,491,503
Steven W. Spector, J.D.	2015	431,600	607,500	381,930	105,742	16,710		1,543,482
Executive Vice President, General	2014	415,000	1,059,600	191,490	163,925	16,320		1,846,335
Counsel and Secretary	2013	395,000	1,290,600	392,290	203,673	16,041		2,297,604

(1)
In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our Named Executive Officers that are available generally to all of our regular, full-time employees, except as described in footnote 6 in this table. This table also does not include any perquisites and other personal benefits received by our Named Executive Officers that, in the aggregate, were less than $10,000 for any officer. Amounts earned but deferred at the election of our Named Executive Officers pursuant to our 401(k) plan are included in the “salary” column.

(2)
Represents the aggregate grant-date fair value of PRSUs and RSUs, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation.” The fair value of the RSUs granted in 2015, 2014, and 2013 to Dr. Hixson in his role as a non-employee director at the time of grant was calculated based on the closing market price of our common stock on the grant dates of June 12, 2015, June 13, 2014, and June 10, 2013, respectively. No RSUs were granted in 2015 to our other Named Executive Officers. The fair value of the RSUs granted in 2014 and 2013 to our other Named Executive Officers was calculated based on the closing market price of our common stock on the grant dates of December 15, 2014, and December 17, 2013, respectively.

(3)
The fair value of the PRSUs granted in 2015, 2014 and 2013 was calculated using a Monte Carlo simulation model. For the relevant assumptions used, refer to Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on February 29, 2016. Amounts included in this column for the PRSUs are based on a target number of shares, which is consistent with the compensation cost to be recognized in accordance with ASC Topic 718. The actual number of shares that may be earned may increase or decrease based on actual performance. Dr. Hixson did not receive any PRSUs in 2015, 2014 or 2013, but he received the equity granted to all non-employee directors in such years. The tables below sets forth the grant date fair value of such PRSUs assuming (i) the threshold number of shares, (ii) the target number of shares (which are assumed in this column) and (iii) the maximum number of shares.

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	PRSUs Granted in 2015: Grant-Date Fair Value Based on
Named Executive Officer	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Jack Lief	$562,500	$1,125,000	$2,250,000
Robert E. Hoffman	168,750	337,500	675,000
Dominic P. Behan, Ph.D., D.Sc.	303,750	607,500	1,215,000
William R. Shanahan, Jr., M.D., J.D.	168,750	337,500	675,000
Steven W. Spector, J.D.	303,750	607,500	1,215,000

	PRSUs Granted in 2014: Grant-Date Fair Value Based on
Named Executive Officer	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Jack Lief	$716,000	$1,432,000	$2,864,000
Robert E. Hoffman	268,500	537,000	1,074,000
Dominic P. Behan, Ph.D., D.Sc.	483,300	966,600	1,933,200
William R. Shanahan, Jr., M.D., J.D.	268,500	537,000	1,074,000
Steven W. Spector, J.D.	483,300	966,600	1,933,200

	PRSUs Granted in 2013: Grant-Date Fair Value Based on
Named Executive Officer	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Jack Lief	$900,000	$1,800,000	$3,600,000
Robert E. Hoffman	300,000	600,000	1,200,000
Dominic P. Behan, Ph.D., D.Sc.	562,500	1,125,000	2,250,000
William R. Shanahan, Jr., M.D., J.D.	300,000	600,000	1,200,000
Steven W. Spector, J.D.	562,500	1,125,000	2,250,000

(4)
Represents the aggregate grant date fair value of options granted in accordance with ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on February 29, 2016. Dr. Hixson did not receive any options in 2015, 2014 or 2013, but he received the equity granted to all non-employee directors in such years. Messrs. Lief and Hoffman did not receive any options in 2015 due to their termination of employment prior to such grants. Pursuant to Mr. Lief’s Separation Agreement, he received continued option exercisability until the later of (i) the original post-termination exercise period provided in the applicable option award agreement or (ii) 18 months (but not beyond the original contractual life of the option award); therefore, the amount reported for Mr. Lief for 2015 represents the excess of the fair value of the modified option awards determined in accordance with ASC Topic 718 over the fair value of the original option awards immediately before their terms were modified on Mr. Lief’s October 5, 2015, retirement date.

(5)
Represents cash awards earned pursuant to our annual incentive plans for 2015, 2014 and 2013, as further described below in the “Grants of Plan-Based Awards” table and the above “Compensation Discussion and Analysis.”

(6)
Represents matching contributions to our 401(k) plan made on behalf of our Named Executive Officers, group-term life insurance premiums paid by us for our Named Executive Officers and other compensation described below in these footnotes.

(7)
In addition to the items noted in footnote 6 above, “all other compensation” in 2015, 2014 and 2013 includes $49,044, $55,500 and $49,000, respectively, earned by Dr. Hixson in director fees prior to his appointment as interim Chief Executive Officer on October 5, 2015.

(8)
In addition to the items noted in footnote 6 above, “all other compensation” in 2015 includes $42,935 of unused PTO paid to Mr. Lief upon his October 5, 2015, retirement from the company and the following in connection with his Separation Agreement: (i) $1,813,271 in severance payable to Mr. Lief in April 2016, and (ii) $22,317 in health insurance coverage continuation for 18 months.

(9)	In addition to the items noted in footnote 6 above, “all other compensation” in 2015 includes $44,516 of unused PTO paid to Mr. Hoffman upon his July 10, 2015, resignation from the company.

34	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

Grants of Plan-Based Awards During Fiscal Year Ended December 31, 2015
The table below provides information on estimated future payouts under non-equity and equity incentive plans, stock awards and options granted to our Named Executive Officers during the fiscal year ended December 31, 2015.

Name	Grant Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Harry F. Hixson, Jr., Ph.D.	—	$—	$475,000	—	—	—	—	$—	$—
	6/12/2015	—	—	—	—	40,145	—	—	164,996
Jack Lief	—	495,095	742,643	—	—	—	—	—	—
	3/11/2015	—	—	250,000	500,000	—	—	—	1,125,000
	10/5/2015	—	—	—	—	—	—	—	70,883
Robert E. Hoffman	—	195,615	293,423	—	—	—	—	—	—
	3/11/2015	—	—	75,000	150,000	—	—	—	337,500
Dominic P. Behan, Ph.D., D.Sc.	—	228,218	342,326	—	—	—	—	—	—
	3/11/2015	—	—	135,000	270,000	—	—	—	607,500
	12/15/2015	—	—	—	—	—	300,000	1.79	381,930
William R. Shanahan, Jr., M.D., J.D.	—	202,910	304,365	—	—	—	—	—	—
	3/11/2015	—	—	75,000	150,000	—	—	—	337,500
	12/15/2015	—	—	—	—	—	175,000	1.79	222,793
Steven W. Spector, J.D.	—	215,800	323,700	—	—	—	—	—	—
	3/11/2015	—	—	135,000	270,000	—	—	—	607,500
	12/15/2015	—	—	—	—	—	300,000	1.79	381,930

(1)
Our employment agreement with Dr. Hixson in his role as interim Chief Executive Officer specifies that Dr. Hixson is eligible to earn bonuses in an aggregate amount up to $475,000 based on achievement of performance goals set by the Compensation Committee and does not specify a minimum amount payable or a target amount. For our other Named Executive Officers, our Annual Incentive Plan was our only non-equity incentive plan for 2015, and the amounts shown in the “target” column reflect a percentage of such Named Executive Officer’s 2015 annual base salary as specified under the Annual Incentive Plan, the amounts shown in the “maximum” column are 150% of the respective target amounts and there is no minimum amount payable for a certain level of performance. Messrs. Lief and Hoffman did not earn or receive a payout under the Annual Incentive for 2015 due to their separation from the company.

(2)
The PRSUs granted on March 11, 2015, may be earned and converted into outstanding shares of our common stock based on the TSR of our common stock relative to the TSR over a three-year performance period beginning March 1, 2015, of the NASDAQ Biotechnology Index. The target number of shares of common stock that may be earned by each Named Executive Officer under the PRSUs granted on March 11, 2015, is shown in the “target” column; however, the actual number of shares that may be earned ranges from none to a maximum of 200% of such amount based on our TSR performance, and no shares would be earned under the PRSUs if our relative TSR is below the 40th percentile. In addition, there is a cap on the number of shares that can be earned under the PRSUs equal to six time the grant-date fair value of the award, and funding is capped at 100% if the absolute 3-year TSR is negative even if performance is above the median. All of the PRSUs were outstanding and unvested at December 31, 2015. Dr. Hixson has not received any PRSUs, but he received the equity granted to all non-employee directors in such years. For the PRSUs granted to Mr. Lief, of the target number of shares of 250,000 shown above, 201,389 were forfeited upon Mr. Lief’s retirement on October 5, 2015. The PRSUs granted to Mr. Hoffman were forfeited upon the termination of his Services Agreement with us on November 10, 2015, which followed his resignation on July 10, 2015. See “Compensation Discussion and Analysis” above for additional information.

(3)
Under the compensation program for our non-employee directors, Dr. Hixson received RSUs on June 12, 2015, prior to his appointment as interim Chief Executive Officer on October 5, 2015. Our Compensation Committee approved and granted PRSUs and options to our other Named Executive Officers on March 11, 2015, and December 15, 2015, respectively. No options were granted to Messrs. Lief and Hoffman in 2015 due to their separation from Arena.

(4)
The stock options granted to Drs. Behan and Shanahan and Mr. Spector in 2015 vest 25% per year over four years from the date of grant, are exercisable for up to seven years from the date of grant, and are incentive stock options to the extent permissible under the Code.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	35

(5)	In all cases, the exercise price of the option awards was equal to the closing market price of our common stock on the grant date as reported on the NASDAQ Global Select Market.

(6)
Represents the aggregate grant date fair value of PRSUs, RSUs and stock options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on February 29, 2016. The grant date fair value for the PRSUs is based upon the target number of shares. Pursuant to Mr. Lief’s Separation Agreement, he received continued option exercisability until the later of (i) the original post-termination exercise period provided in the applicable option award agreement or (ii) 18 months (but not beyond the original contractual life of the option award); therefore, the amount reported for Mr. Lief for 2015 represents the excess of the fair value of the modified option awards determined in accordance with ASC Topic 718 over the fair value of the original option awards immediately before their terms were modified on Mr. Lief’s October 5, 2015, retirement date.

36	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

Outstanding Equity Awards at December 31, 2015
The table below provides information on all stock options and unvested RSUs and PRSUs held by our Named Executive Officers on December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Harry F. Hixson, Jr., Ph.D.	15,703	—	$10.52	7/28/2016	—	$—	—		$—
	16,444	—	13.50	2/26/2017	—	—	—		—
	20,584	—	6.99	3/3/2018	—	—	—		—
	26,963	—	4.01	3/17/2019	—	—	—		—
	30,462	—	3.25	3/17/2020	—	—	—		—
	52,268	—	1.49	3/15/2021	—	—	—		—
	36,000	—	1.27	6/13/2021	—	—	—		—
	48,000	—	8.40	6/15/2022	—	—	—		—
	—	—	—	—	20,073	38,139	—		—
Jack Lief	89,000	—	16.80	1/20/2016	—	—	—		—
	21,000	—	10.52	7/28/2016	—	—	—		—
	180,000	—	13.50	2/26/2017	—	—	—		—
	180,000	—	6.99	10/5/2017	—	—	—		—
	180,000	—	4.01	10/5/2017	—	—	—		—
	144,750	—	3.25	10/5/2017	—	—	—		—
	18,114	—	1.49	10/5/2017	—	—	—		—
	750,000	—	1.81	10/5/2017	—	—	—		—
	180,000	—	8.87	4/5/2017	—	—	—		—
	—	—	—	—	—	—	103,334	(5)	196,335
	135,000	—	5.52	4/5/2017	—	—	—		—
	—	—	—	—	—	—	52,778		100,278
	82,500	—	3.72	4/5/2017	—	—	—		—
	—	—	—	—	—	—	24,306		46,181
Robert E. Hoffman	25,000	—	8.87	2/8/2016	—	—	—		—
	15,000	—	5.52	2/10/2016	—	—	—		—
Dominic P. Behan, Ph.D., D.Sc.	40,000	—	16.80	1/20/2016	—	—	—		—
	10,000	—	10.52	7/28/2016	—	—	—		—
	60,000	—	13.50	2/26/2017	—	—	—		—
	60,000	—	6.99	3/3/2018	—	—	—		—
	60,000	—	4.01	3/17/2019	—	—	—		—
	100,000	—	3.25	3/17/2020	—	—	—		—
	150,000	—	1.49	3/15/2021	—	—	—		—
	325,000	125,000	1.81	3/19/2022	—	—	—		—
	75,000	25,000	8.87	12/13/2019	—	—	—		—
	—	—	—	—	7,500	14,250	—		—
	—	—	—	—	—	—	75,000	(5)	142,500
	50,000	50,000	5.52	12/17/2020	—	—	—		—
	—	—	—	—	15,000	28,500	—		—
	—	—	—	—	—	—	67,500		128,250
	18,750	56,250	3.72	12/15/2021	—	—	—		—
	—	—	—	—	18,750	35,625	—		—
	—	—	—	—	—	—	67,500		128,250
	—	300,000	1.79	12/15/2022	—	—	—		—
William R. Shanahan, Jr., M.D., J.D.	25,000	—	16.80	1/20/2016	—	—	—		—
	45,000	—	13.50	2/26/2017	—	—	—		—
	45,000	—	6.99	3/3/2018	—	—	—		—
	40,000	—	4.01	3/17/2019	—	—	—		—
	65,000	—	3.25	3/17/2020	—	—	—		—

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	37

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
	150,000	—	1.49	3/15/2021	—	—	—		—
	150,000	50,000	1.81	3/19/2022	—	—	—		—
	37,500	12,500	8.87	12/13/2019	—	—	—		—
	—	—	—	—	3,750	7,125	—		—
	—	—	—	—	—	—	40,000	(5)	76,000
	30,000	30,000	5.52	12/17/2020	—	—	—		—
	—	—	—	—	10,000	19,000	—		—
	—	—	—	—	—	—	37,500		71,250
	11,250	33,750	3.72	12/15/2021	—	—	—		—
	—	—	—	—	11,250	21,375	—		—
	—	—	—	—	—	—	37,500		71,250
	—	175,000	1.79	12/15/2022	—	—	—		—
Steven W. Spector, J.D.	40,000	—	16.80	1/20/2016	—	—	—		—
	10,000	—	10.52	7/28/2016	—	—	—		—
	60,000	—	13.50	2/26/2017	—	—	—		—
	60,000	—	6.99	3/3/2018	—	—	—		—
	15,001	—	4.01	3/17/2019	—	—	—		—
	70,000	—	3.25	3/17/2020	—	—	—		—
	79,698	—	1.49	3/15/2021	—	—	—		—
	370,302	125,000	1.81	3/19/2022	—	—	—		—
	75,000	25,000	8.87	12/13/2019	—	—	—		—
	—	—	—	—	7,500	14,250	—		—
	—	—	—	—	—	—	75,000	(5)	142,500
	50,000	50,000	5.52	12/17/2020	—	—	—		—
	—	—	—	—	15,000	28,500	—		—
	—	—	—	—	—	—	67,500		128,250
	18,750	56,250	3.72	12/15/2021	—	—	—		—
	—	—	—	—	18,750	35,625	—		—
	—	—	—	—	—	—	67,500		128,250
	—	300,000	1.79	12/15/2022	—	—	—		—

(1)
Dr. Hixson’s outstanding stock options at December 31, 2015, vested in equal monthly installments over one year from the date of grant in accordance with the compensation program for our non-employee directors. For our other Named Executive Officers, stock options generally vest 25% per year over four years from the date of grant. Stock options granted prior to December 13, 2012, are exercisable for up to 10 years from the date of grant; stock options granted on or after December 13, 2012, are exercisable for up to 7 years from the date of grant.

(2)	The amounts in this column represent unvested RSUs which vest 25% per year over four years from the date of grant.

(3)	Computed by multiplying the closing market price of our common stock on December 31, 2015, of $1.90 by the number of outstanding awards set forth in this table.

(4)
The amounts in this column represent outstanding PRSUs that may be earned and converted into outstanding shares of our common stock based on the TSR of our common stock relative to the TSR over a three-year performance period of the NASDAQ Biotechnology Index beginning on the first day of the month in which the PRSUs were granted. Amounts included in this column are based on achieving a threshold number of shares. The actual number of shares that may be earned may increase or decrease based on actual performance. In addition, there are caps on the number of shares that can be earned. All of the PRSUs were unvested at December 31, 2015. See “Compensation Discussion and Analysis” above for additional information.

(5)
These PRSUs were forfeited in March 2016 without any earnout based on the TSR of our common stock relative to the TSR over the three-year performance period that began on March 1, 2013, of the NASDAQ Biotechnology Index.

38	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2015
The table below provides information on stock option exercises and stock awards vested during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Harry F. Hixson, Jr., Ph.D.	—	$—	32,764	$114,661
Jack Lief	181,886	365,751	87,500	188,125
Robert E. Hoffman	292,500	94,619	—	—
Dominic P. Behan, Ph.D., D.Sc.	—	—	21,250	38,038
William R. Shanahan, Jr., M.D., J.D.	50,000	200,000	12,500	22,425
Steven W. Spector, J.D.	115,000	248,697	21,250	38,038

(1)	Computed by multiplying the number of options exercised by the difference between the market price of our common stock at exercise and the exercise price of the stock options.

(2)
For Dr. Hixson, whose RSUs vest in equal monthly installments over one year from the date of grant in accordance with the compensation program for non-employee directors, this is the summation of the amounts computed from multiplying the number of shares vested each month by the closing market price of our common stock on the vesting date each month. For our other Named Executive Officers, this is computed by multiplying each of the shares vested in December 2015 by the closing market price of our common stock on the applicable vesting date in December 2015, and then adding the result.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	39

Nonqualified Deferred Compensation Table for Fiscal Year Ended December 31, 2015
In 2003, we established a deferred compensation plan for our executive officers, whereby they may elect to defer the shares of restricted stock we have awarded them. Shares deferred in the plan become restricted stock units. This deferral opportunity was established in part to encourage the participants to continue to hold rights to own common stock in the future that may otherwise be sold to satisfy the participant’s tax withholding or other financial obligations upon vesting, and for the purpose of rewarding and incentivizing the participants. Participants can choose to receive distributions under the plan as a lump sum distribution or in installments. A participant’s election to defer restricted stock under the plan is irrevocable, but the participant may modify their election to provide for a later distribution date, add additional shares under the plan or to provide for a different form of distribution. In addition, the plan allows for hardship withdrawals, early withdrawals with a penalty, and withdrawals by beneficiaries following the death of a participant. Also, unless in connection with a change in control, no distributions are permitted under the plan to a participant in any taxable year to the extent such distribution would result in the participant receiving an amount of compensation that cannot be deducted by us pursuant to the limitations imposed on the deduction of certain compensation payments under Section 162(m) of the Code. At December 31, 2015, 79,169 shares of restricted stock were held in the deferred compensation plan, and the following table provides information about the activity in the deferred compensation plan for our Named Executive Officers as of December 31, 2015.

Name	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Harry F. Hixson, Jr., Ph.D.	$—	$—	$—
Jack Lief	—	—	—
Robert E. Hoffman	—	—	—
Dominic P. Behan, Ph.D., D.Sc.	(124,295)	—	150,421
William R. Shanahan, Jr., M.D., J.D.	—	—	—
Steven W. Spector, J.D.	—	—	—

(1)
Any earnings in the last fiscal year represent a change in the closing market price of our common stock. Neither the company nor any of our Named Executive Officers made additional contributions to the deferred compensation plan in 2015. Accordingly, the amounts included in this column are not included in the above “Summary Compensation Table.”

(2)
Aggregate balance at last fiscal year-end was computed by multiplying the closing market price of our common stock on December 31, 2015, of $1.90 by the number of shares issuable under the deferred compensation plan.

40	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

Potential Post-Employment Payments Table at December 31, 2015
As described below, Dr. Behan and Mr. Spector are each a party to a Termination Protection Agreement, dated December 20, 2002, as amended, and all of our Named Executive Officers (other than Dr. Hixson) are participants under the Severance Benefit Plan we established in 2006. Any payments payable under the Severance Benefit Plan are reduced by severance benefits payable by us under the Termination Protection Agreements or any other agreement, policy, plan, program or arrangement. The severance and other benefits payable in connection with a change in control are due only in the event of a “double trigger” in which (i) there is a change in control and (ii) the executive officer’s employment is terminated under certain circumstances or equity awards are not continued, assumed or substituted. In addition, certain equity grants to our Named Executive Officers include additional vesting and time to exercise in connection with retirement.
Termination Protection Agreements
Under the Termination Protection Agreements, if the participating executive officer is terminated without cause or resigns for good reason (as defined in the agreement) within two years following a change in control or if the executive officer is terminated within one year prior to a change in control in anticipation of the change in control, we are required to provide such executive officer (i) a payment equal to the executive officer’s annual compensation, (ii) continuation of health insurance coverage until the second anniversary of the executive officer’s termination, (iii) accelerated vesting of all outstanding unvested stock options and restricted shares, with any stock options remaining exercisable until the first anniversary of the executive officer’s termination (but not beyond the original contractual life of the option), and (iv) continuation of our indemnification obligations until at least the sixth anniversary of the executive officer’s termination. The cash severance benefits are equal to (i) the executive officer’s annual rate of base salary in effect on the date of the change in control or the termination date, whichever is higher, and (ii) any bonus paid or payable to the executive officer for the year preceding the change in control or the termination date, whichever is higher. Following our receipt of an effective waiver and release of claims, we are required to pay the cash benefits in a lump sum within five business days after the earlier of (i) the first business day that is six months following the executive officer’s termination or (ii) following the executive officer’s termination, the executive officer’s death.
Severance Benefit Plan
The Severance Benefit Plan provides severance benefits upon involuntary termination without cause or voluntary termination with good reason (as defined in the plan). In contrast to the Termination Protection Agreements, the Severance Benefit Plan applies to qualifying terminations regardless of whether there has been a change in control. The benefits under the Severance Benefit Plan include cash severance benefits, continuation of health insurance coverage for the severance period, acceleration of stock options and awards that would otherwise have vested through the end of the severance period, and continued stock option exercisability until the later of (i) the original post-termination exercise period provided in the applicable stock option agreement or (ii) the number of months equal to the severance period (but not beyond the original contractual life of the option). The cash severance benefits are equal to the number of months in the executive officer’s severance period multiplied by the executive officer’s monthly base salary in effect immediately prior to the termination plus one-twelfth of the greater of (i) the average of the three annual bonuses we paid to the executive officer prior to his termination and (ii) the last annual bonus paid to the executive officer prior to termination. Following our receipt of an effective waiver and release of claims and return of company property, we are required to pay the cash benefits in a lump sum within five business days after the earlier of (i) the first business day that is six months following the executive officer’s termination or (ii) following the executive officer’s termination, the executive officer’s death.
Mr. Lief’s Retirement Provisions
In October 2015, Mr. Lief retired from Arena at the request of our Board of Directors. In connection with his retirement, we entered into a Separation Agreement with Mr. Lief, which provides that he will be entitled to receive the following severance compensation and other benefits (which amounts are consistent with the Severance Benefit Plan): (i) a cash severance payment of approximately $1.8 million (subject to applicable withholdings); (ii) continuation of health insurance coverage for a period of 18 months; (iii) acceleration of stock options and RSUs (but not the PRSUs) held by Mr. Lief that would otherwise have vested through the 18-month period following the date of his resignation; and (iv) continued stock option exercisability until the later of (a) the original post-termination exercise period provided in the applicable stock option agreement or (b) 18 months (but not beyond the original contractual life of the option). In addition, with respect to outstanding PRSUs, when the Compensation Committee of our Board of Directors determines our relative performance for an applicable performance period, a pro-rata portion of the relevant PRSUs held by Mr. Lief is eligible to vest (based on the percentage of the performance period that Mr. Lief provided service prior to his retirement). The pro-rata vesting may be accelerated if we undergo a change in control before the scheduled end of the performance period. In addition, the stock options Mr. Lief received during the period from August 15, 2009, to December 12, 2012, were under our form of option grant that included a retirement provision providing that any unexercised and unexpired stock options will continue in effect (and

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	41

continue vesting) until the earlier of (i) two years after the person’s retirement (or, if later, the fifth anniversary of the date of the option grant) or (ii) the expiration of the option’s term.
Dr. Hixson’s Interim Chief Executive Officer Employment Agreement
Dr. Hixson is not a party to a Termination Protection Agreement nor a participant in the Severance Benefit Plan. Our employment agreement with him in his role as interim Chief Executive Officer specifies that if his service under the employment agreement is terminated before April 5, 2016, unless such termination is due to our termination of his employment for cause (as defined in the Severance Benefit Plan), by him due to a voluntary resignation or upon his death or permanent disability, Dr. Hixson shall be entitled to an amount equal to the base salary that would have been paid to him for the time remaining between the termination of his employment and April 5, 2016.
At December 31, 2015, which is the assumed date of the triggering event for the table below (except for Mr. Lief), the severance period was 18 months for Mr. Spector and Dr. Behan, 12 months for Dr. Shanahan and 3.17 months for Dr. Hixson.
PRSUs
A portion of the PRSUs may vest in the case of death, disability, a “qualifying” termination, or a change-in-control transaction in which the award is not assumed, continued or substituted. No PRSUs vest solely based on the occurrence of a change in control. A qualifying termination means the participant’s (i) termination due to retirement, (ii) termination by us without cause (as defined in the form), or (iii) resignation for good reason (as defined in the form). To be eligible for “retirement,” the participant must (i) be at least age 60, (b) have provided us with at least 10 years of continuous service, and (c) have provided us at least six months advance written notice.
In the event of a change in control that occurs prior to the scheduled end of the performance period, the number of PRSUs that may potentially vest is determined based on our relative performance immediately prior to the change in control. If the award is assumed, continued or substituted as part of the change in control, the PRSUs that are earned based on our relative performance would be converted immediately to time-based vesting awards. In general, the vesting of such equity would depend on the participant remaining in continuous service until the scheduled end of the performance period, and any vested shares would not be issued until the scheduled end of the performance period.
In the case of a qualifying termination prior to a change in control, the number of PRSUs that may potentially vest in the future when the Compensation Committee determines our relative performance during the performance period would be a pro-rata portion (determined by the percentage of the performance period the participant provided service prior to termination) of the number of PRSUs that would have vested had the participant provided us continuous service through such determination date. The pro-rata vesting may be accelerated if there is a change in control following the qualifying termination but before the scheduled end of the performance period.
Retirement Provisions in Other Equity Grants
From August 15, 2009, to December 12, 2012, our form of stock option grants provided that, upon the retirement of the participant, unless the option had earlier terminated, the option would continue in effect (and continue vesting) until the earlier of (i) two years after the participant’s retirement (or, if later, the fifth anniversary of the date of the option grant) or (ii) the expiration of the option’s term. With the retirement of Mr. Lief, Dr. Shanahan is our only Named Executive Officer that is currently eligible for such retirement benefit. The Compensation Committee eliminated this retirement provision from the grant form beginning on December 13, 2012. To be eligible for “retirement” under the grant forms, the participant must be at least age 60 and have provided us with at least 10 years of continuous service.
On December 13, 2012, the Compensation Committee approved new forms for the grant of stock options as well as RSUs to our employees. Such forms do not include a retirement provision.
Potential Payable Upon Termination or Resignation for Good Reason
In accordance with SEC rules, the table below provides information on the amounts payable upon termination of our Named Executive Officers assuming the triggering event (which would be the participants’ separations) took place on December 31, 2015, except for Mr. Lief for whom the table below provides the actual amount payable to him upon his October 5, 2015, retirement and Mr. Hoffman for whom the company did not have a potential payable upon termination at December 31, 2015, given his resignation in July 2015. Information on certain tax implications of post-termination payments is included above under “Tax Considerations.”

42	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

	Potential Payable Upon Termination Without Cause or Resignation for Good Reason
Name and Benefit	Without a Change in Control (1)	With a Change in Control (1)
Harry F. Hixson, Jr., Ph.D.
Salary	$204,167	$204,167
Total	$204,167	$204,167
Jack Lief
Salary	$1,142,528
Bonus	670,743
Benefit continuation	22,317
Accelerated vesting of RSUs (2)	188,125
Accelerated vesting of PRSUs (3)	—
Accelerated vesting of stock options (4)	63,750
Total	$2,087,463
Dominic P. Behan, Ph.D., D.Sc.
Salary	$684,653	$684,653
Bonus	311,048	311,048
Benefit continuation	33,814	45,085
Accelerated vesting of RSUs (5)	40,375	78,375
Accelerated vesting of PRSUs (3) (6)	—	—
Accelerated vesting of stock options (7)	19,500	44,250
Total	$1,089,390	$1,163,411
William R. Shanahan, Jr., M.D., J.D.
Salary	$405,820	$405,820
Bonus	174,839	174,839
Benefit continuation	22,543	22,543
Accelerated vesting of RSUs (5)	23,750	23,750
Accelerated vesting of PRSUs (3) (6)	—	—
Accelerated vesting of stock options (7)	9,312	9,312
Total	$636,264	$636,264
Steven W. Spector, J.D.
Salary	$647,400	$647,400
Bonus	296,299	296,299
Benefit continuation	33,814	45,085
Accelerated vesting of RSUs (5)	40,375	78,375
Accelerated vesting of PRSUs (3) (6)	—	—
Accelerated vesting of stock options (7)	19,500	44,250
Total	$1,037,388	$1,111,409

(1)	For purposes of this table, “change in control” means a change in control or other corporate event that triggers payments under one or more arrangements described above.

(2)	Computed based on the closing market price of our common stock of $2.15 on Mr. Lief’s retirement date of October 5, 2015.

(3)
In the case of a termination without a change in control, in general, a pro-rata portion of the PRSUs (determined by the percentage of the performance period the participant provided service prior to the termination) could potentially vest in the future based on the relative performance of our stock during the performance period. We cannot predict if any PRSUs would vest because we do not know the relative performance of our stock during the performance period. If at the end of the performance period, or earlier determination period, our relative performance is the same as it was on December 31, 2015, none of the PRSUs would vest. The actual number of PRSUs that may vest ranges from none to a maximum of 200% of the target number of PRSUs. In addition, the number of PRSUs that may vest is capped at six times the market value of our shares on the date of grant subject to the target number of PRSUs, which may result in fewer than the maximum number of PRSUs vesting, regardless of our TSR performance. The table below provides the range of potential payments for a termination without a change in control, taking such cap into consideration.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	43

	Without a Change in Control
Name	Assuming Minimum Number of PRSUs Vested	Assuming Maximum Number of PRSUs Vested
Jack Lief	$—	$16,200,017
Dominic P. Behan, Ph.D., D.Sc.	—	11,630,750
William R. Shanahan, Jr., M.D., J.D.	—	6,300,217
Steven W. Spector, J.D.	—	11,630,750

(4)
Computed by multiplying the difference between the closing market price of our common stock of $2.15 on Mr. Lief’s retirement date of October 5, 2015, and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

(5)	Computed based on the closing market price of our common stock of $1.90 on December 31, 2015.

(6)	In the case of a termination with a change in control, the number of PRSUs vested as of the assumed date of the triggering event on December 31, 2015, is zero.

(7)
Computed by multiplying the difference between the closing market price of our common stock of $1.90 on December 31, 2015, and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

Director Compensation
The compensation program for our non-employee directors set forth below was approved by the Compensation Committee in July 2014. The Compensation Committee is in the process of reviewing this compensation program and may determine to make changes.
Equity

•
Continuing directors and new directors elected at our annual stockholders’ meeting: A number of RSUs determined by dividing $165,000 by the Fair Market Value (as defined below) of our common stock on the grant date. The RSUs have been granted effective on the date of our annual stockholders’ meeting, vesting in equal monthly installments over one year from the date of grant, subject to vesting conditions set forth below.

•
New directors appointed or elected other than at our annual stockholders’ meeting: A prorated number of RSUs determined by (i) dividing $165,000 by the Fair Market Value of our common stock on the applicable grant date for the new director and (ii) multiplying that number by a fraction, the numerator of which is the number of months following the applicable grant date until the one-year anniversary of our most recent preceding annual stockholders’ meeting (the “Prior Meeting”) and the denominator of which is 12. The RSUs would be granted to such new director effective on the Prior Meeting monthly anniversary date that coincides with or first follows the date of the new director’s appointment or election, and would vest in equal monthly installments (except as otherwise necessary to avoid vesting of a fractional share) beginning on the grant date and ending on the one-year anniversary of the Prior Meeting, subject to vesting conditions set forth below.

RSU Vesting Conditions. Except in the event of a director’s separation from our service due to death or disability, (i) vesting of the RSUs is subject to the director’s provision of continued services to us through the applicable vesting date, and (ii) unvested RSUs terminate upon the director’s separation from our service for any reason. In the event of a director’s separation from our service due to death or disability, or a change in control of Arena that occurs upon or prior to a separation from our service, all of the director’s RSUs become fully vested.
Issuance of Shares. Each RSU covers one share of our common stock, subject to capitalization adjustments in certain circumstances in accordance with the applicable long-term incentive plan. The issuance of the shares of common stock underlying the vested RSUs will be mandatorily delayed until the earliest of the following dates: (i) the three-year anniversary of the grant date; (ii) the director’s separation from our service (for any reason); or (iii) a change in control of Arena. It is intended that the issuance of shares in settlement of the RSUs will be in compliance with the requirements of Section 409A of the Code.

44	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

Cash

•
Annual retainer for directors: $10,000 per quarter, paid in advance, subject to continuing service as a director. New directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed or elected.

•
Additional annual retainer for lead independent director: An additional $6,250 per quarter, paid in advance, subject to continuing service as lead independent director. New lead independent directors will receive a prorated amount of the quarterly payment for the quarter within which they are appointed to such position.

•	Meeting attendance fees:

•	General: $1,000

•	Exceptions for committee meetings:

•	Audit Chair Meeting Attendance Fee: $3,500

•	Audit Member Attendance Fee: $2,000

•	Other Chair Meeting Attendance Fee: $2,500
General
Our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.
Director Compensation Table for Fiscal Year Ended December 31, 2015
As described more fully above, the table below summarizes the compensation for our non-employee directors serving during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Donald D. Belcher (3)	$68,500	$164,996	$233,496
Scott H. Bice, J.D. (4)	78,500	164,996	243,496
Tina S. Nova, Ph.D. (5)	82,804	164,996	247,800
Phillip M. Schneider (6)	72,500	164,996	237,496
Christine A. White, M.D. (7)	77,264	164,996	242,260
Randall E. Woods (8)	74,000	164,996	238,996

(1)	For each director, includes cash retainer and all meeting attendance and other fees earned or paid in the fiscal year ended December 31, 2015.

(2)
Represents the aggregate grant date fair value of RSUs granted in accordance with FASB ASC Topic 718. The fair value was calculated based on the closing market price of our common stock on the grant date of June 12, 2015.

(3)	Mr. Belcher had a total of 246,424 options and 84,257 RSUs outstanding at December 31, 2015. Meeting fees of $13,000 earned in 2015 and included above were paid to Mr. Belcher in 2016.

(4)	Mr. Bice had a total of 175,680 options and 84,257 RSUs outstanding at December 31, 2015. Meeting fees of $11,500 earned in 2015 and included above were paid to Mr. Bice in 2016.

(5)	Dr. Nova had a total of 154,000 options and 84,257 RSUs outstanding at December 31, 2015. Meeting fees of $11,000 earned in 2015 and included above were paid to Dr. Nova in 2016.

(6)	Mr. Schneider had a total of 221,277 options and 84,257 RSUs outstanding at December 31, 2015. Meeting fees of $15,000 earned in 2015 and included above were paid to Mr. Schneider in 2016.

(7)	Dr. White had a total of 255,721 options and 84,257 RSUs outstanding at December 31, 2015. Meeting fees of $10,000 earned in 2015 and included above were paid to Dr. White in 2016.

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	45

(8)	Mr. Woods had a total of 145,009 options and 84,257 RSUs outstanding at December 31, 2015.Meeting fees of $16,000 earned in 2015 and included above were paid to Mr. Woods in 2016.
All RSUs granted to non-employee directors in 2015 vest in approximately equal monthly installments over one year. The RSUs will convert to the underlying common shares at the earliest of (i) the three-year anniversary of the grant date, (ii) the director’s separation from service or (iii) a change in control of Arena.
See “Compensation Discussion and Analysis” above for additional information regarding our grant timing, dating and pricing policies and the discussion above under “Director Compensation” regarding the 2015 compensation for our non-employee directors.
Director Ownership Guidelines
In early 2013, the Compensation Committee established ownership guidelines for non-employee directors. Within five years after the 2013 Annual Meeting (or, with respect to any director joining our Board of Directors after such meeting, within five years after the date such director joins our Board), each director will hold ownership or equivalent with an aggregate value equal to five times the amount of the annual cash retainer for directors.

46	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

Audit Committee
Audit Committee Report
The material in this report required by Item 407(d)(3) of Regulation S-K is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as the preparation of our financial statements. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors.
In fulfilling its responsibilities, the Audit Committee appointed KPMG LLP, an independent registered public accounting firm, or KPMG, as our independent auditors for our 2015 fiscal year. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management our audited consolidated financial statements and the adequacy of our internal control over financial reporting. The Audit Committee met with the independent auditors, without management present, to discuss the results of the independent auditors’ audit, the independent auditors’ evaluations of our internal control over financial reporting, and the overall quality of our financial reporting. The meetings were also designed to facilitate any desired private communication between the Audit Committee and the independent auditors.
The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo1. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. The Audit Committee has also appointed KPMG as our independent auditors for the fiscal year ending December 31, 2016.

THE AUDIT COMMITTEE

Donald D. Belcher
Phillip M. Schneider
Randall E. Woods

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	47

Independent Registered Public Accounting Firm
Independent Auditors’ Fees
The following table presents aggregate fees for the fiscal years ended December 31, 2015, and 2014, for professional services rendered by KPMG:

	Fiscal Years Ended December 31,
	2015		2014
Audit Fees (1)	$933,913		$735,600
Audit-Related Fees	134,775	(2)	38,108	(3)
Tax Fees	115,906	(4)	333,167	(5)
All Other Fees (5)	155,391	(6)	—	(7)
Total	$1,339,985		$1,106,875

(1)	Consisted of fees paid for professional services for the integrated audit of our annual financial statements and review of financial statements included in our quarterly reports.

(2)
Fees were related to comfort letter procedures in connection with an equity offering, services provided in conjunction with the statutory audit for our Swiss subsidiary, Arena Pharmaceuticals GmbH, or Arena GmbH, review of a registration statement on Form S-8 and our subscription to an online accounting research service.

(3)	Fees were related to services provided in conjunction with the statutory audit for Arena GmbH and our subscription to an online accounting research service.

(4)	Fees were primarily related to services in connection with international tax matters and tax preparation services.

(5)	Fees were primarily related to services for studies regarding research and development tax credit carryforwards, services in connection with international tax matters, and tax preparation services.

(6)	Consisted of fees paid for professional services in connection with the implementation of our enterprise resource planning, or ERP, system at Arena GmbH.

(7)	There were no fees billed in the year ended December 31, 2014, for products or services provided by KPMG other than those disclosed in this table.
Pre-approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis. The Audit Committee has authorized its Chair to pre-approve individual expenditures of audit and non-audit services. Any pre-approval decision must be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. All audit, audit-related and tax fees for 2015 and 2014 described above were pre-approved by the Audit Committee.

48	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 3)
The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice.
Stockholders are requested in this Proposal 3 to ratify the appointment of KPMG. To ratify the appointment of KPMG, a majority of the votes cast by stockholders entitled to vote on the proposal must vote “FOR” ratification. Abstentions and broker non-votes will have no effect.
In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of our independent auditors, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint different independent auditors at any time if it determines that such a change would be in the stockholders’ best interest.
Representatives of KPMG are expected to be present at our 2016 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, our executive officers, our 10% or greater stockholders, and certain other persons to file reports of ownership of our equity securities and changes in such ownership with the SEC and NASDAQ and to furnish us with copies of such reports.
To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, our executive officers, our 10% or greater stockholders and other persons required to file reports were complied with during the fiscal year ended December 31, 2015.
Stockholder Proposals for the 2017 Annual Meeting
To be considered for inclusion in our proxy statement for next year’s annual meeting, stockholder proposals must be in writing, addressed to our Corporate Secretary, and be received at our executive offices at 6154 Nancy Ridge Drive, San Diego, California 92121, no later than December 29, 2016. If you wish to submit a proposal (including a director nomination) that is not to be included in our proxy materials for next year’s annual meeting, notice of any such proposal must be received at our executive offices no later than February 17, 2017, and no earlier than January 28, 2017. The above dates in this section may change under circumstances set forth in our Bylaws or if we amend the relevant provisions in our Bylaws. If we amend our Bylaws, we will file the amended Bylaws with the SEC. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary at the same address. You are also advised to review our Bylaws, which contain additional requirements for advance notice of stockholder proposals.
Notices of intention to present proposals at the 2017 annual meeting of stockholders should be addressed to our Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and any other applicable requirements.
Annual Report
Our annual report for the 2015 fiscal year (as well as this proxy statement) is available on the home page of our website at www.arenapharm.com for all stockholders entitled to notice of and vote at our 2016 Annual Meeting. We are also mailing to certain stockholders a copy of such annual report concurrently with this proxy statement. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.
Annual Report on Form 10-K
WE WILL MAIL STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. WE WILL FURNISH STOCKHOLDERS A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN

ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement	49

REQUEST AND PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ARENA PHARMACEUTICALS, INC., 6154 NANCY RIDGE DRIVE, SAN DIEGO, CALIFORNIA 92121. OUR SEC FILINGS ARE ALSO AVAILABLE ON OUR WEBSITE AT WWW.ARENAPHARM.COM.
Householding of Proxy Materials
The SEC’s rules permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements, annual reports and Internet Notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement and one annual report or Internet Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report or Internet Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents or Internet Notice was delivered and who wishes to receive a separate copy of the documents or Internet Notice can request a copy of such documents or notice by sending a written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121, or by contacting our Corporate Secretary at 858.453.7200, and we will promptly deliver the requested documents or notice. Also, if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report or Internet Notice in the future, please notify your broker or direct your written request to Corporate Secretary, Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, California 92121, or contact our Corporate Secretary at 858.453.7200. Stockholders who currently receive multiple copies of the proxy statement or Internet Notice at their address and would like to request “householding” of their communications should contact their broker.
Other Matters
Our Board of Directors knows of no other business that will be presented for consideration at our 2016 Annual Meeting. If other matters are properly brought before our 2016 Annual Meeting, however, it is the intention of the persons named in the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
Dated: April 28, 2016

By Order of our Board of Directors

Steven W. Spector Executive Vice President, General Counsel and Secretary

50	ARENA PHARMACEUTICALS, INC.	2016 Proxy Statement

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Arena Pharmaceuticals, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m. (Pacific Time) on June 12, 2016.

Vote by Internet

- Go to **www.investorvote.com/ARNA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends votes "FOR" each of the nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

+

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Dominic P. Behan, Ph.D., D.Sc.	☐	☐	02 - Donald D. Belcher	☐	☐	03 - Scott H. Bice, J.D.	☐	☐
04 - Harry F. Hixson, Jr., Ph.D.	☐	☐	05 - Tina S. Nova, Ph.D.	☐	☐	06 - Phillip M. Schneider	☐	☐
07 - Christine A. White, M.D.	☐	☐	08 - Randall E. Woods	☐	☐			

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.
/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Arena Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

6154 Nancy Ridge Drive, San Diego, California 92121

The undersigned stockholder of ARENA PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2016, and the Annual Report to Stockholders, and hereby appoints Harry F. Hixson, Jr., Ph.D., and Steven W. Spector, a member of the Board of Directors (and interim Chief Executive Officer as of April 28, 2016) and the Secretary, respectively, of the Company, or each of them, as proxies and attorneys-in-fact, with all powers of substitution, to represent and vote, as set forth on the reverse side, the shares of Common Stock of the Company held of record by the undersigned at the close of business on April 15, 2016, at the 2016 Annual Meeting of Stockholders of the Company, which is being held at the offices of the Company at 6154 Nancy Ridge Drive, San Diego, California 92121, on Monday, June 13, 2016, at 9:00 a.m. (Pacific Time), and at any adjournments or postponements of such meeting, with all powers which the undersigned would possess if personally present at such meeting or at any such postponement or adjournment, and, in their discretion, to vote such shares upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THE PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND BY THE PROXYHOLDERS AT THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Items to be voted appear on reverse side.)